UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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The Aaron’s Company, Inc.
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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

March 24, 2022

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2022 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc.("we," "our," "us," "Aaron's" or the "Company") to be held on Wednesday, May 4, 2022, at 10:00 a.m., local time, at the law offices of Jones Day, located at 1221 Peachtree Street N.E., Suite 400, Atlanta, Georgia 30361. We will also offer a webcast of the Annual Meeting on the Investor Relations page of our website at investor.aarons.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to vote or otherwise participate in the Annual Meeting. Although it is our current intention for shareholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the ongoing novel coronavirus, or COVID-19, pandemic. We are sensitive to the in-person meeting and travel concerns of our shareholders in these uncertain times. As a result, we may decide to allow shareholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely by remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision and related instructions in a press release and on the Investor Relations section of our website, at investor.aarons.com.

In fiscal year 2021, following the completion of our separation from PROG Holdings, Inc. (formerly Aaron's Holdings Company, Inc.) ("Former Parent") on December 1, 2020, we completed our first full year as an independent public company. We believe we exited the separation poised for earnings growth with an experienced leadership team and a well-positioned balance sheet. We expect to continue the strong operating momentum through the execution of our three-pronged strategy to (i) promote our value proposition, (ii) simplify and digitize the customer experience, and (iii) align store footprint to customer opportunity.

At the Annual Meeting, shareholders will vote on proposals to: (i) elect the Class II directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified, (ii) approve a non-binding, advisory resolution on Aaron's executive compensation, (iii) ratify the appointment of Ernst & Young LLP as Aaron's independent registered public accounting firm for 2022, and (iv) transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Annual Meeting will be followed by a report on Aaron’s financial performance and operations.

We believe the Proxy Statement and Annual Meeting are critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our Board of Directors and executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals presented in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card, so that your shares may be represented at the Annual Meeting.

We look forward to your participation in the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

John W. Robinson III	Douglas A. Lindsay
Chairman of the Board of Directors	Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2022
The 2022 Annual Meeting of Shareholders (the "Annual Meeting") of The Aaron’s Company, Inc. ("we," "our," "us," "Aaron’s" or the "Company"), will be held on Wednesday, May 4, 2022, at 10:00 a.m., local time, and currently is scheduled to be held at the law offices of Jones Day, located at 1221 Peachtree Street, N.E., Suite 400, Atlanta, Georgia 30361, for the purpose of considering and voting on the following items:

1.	Election of three Class II directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
2.	A non-binding, advisory resolution approving Aaron’s executive compensation.
3.	Ratification of the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2022.
4.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.

We will also offer a webcast of the Annual Meeting on the Investor Relations section of our website at investor.aarons.com that will allow you to listen to the Annual Meeting but will not provide the opportunity to vote or otherwise participate in the Annual Meeting. Although it is our current intention for shareholders to be able to participate in the Annual Meeting in-person, we are monitoring developments relating to the ongoing novel coronavirus, or COVID-19, pandemic. We are sensitive to the in-person meeting and travel concerns of our shareholders in these uncertain times. As a result, we may decide to allow shareholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely by remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision and related instructions in a press release and on the Investor Relations section of our website at investor.aarons.com.
    Only shareholders of record, as shown on the stock transfer books of Aaron’s, on March 11, 2022 are entitled to notice of, and to vote at, the Annual Meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in "street name," you must contact the firm that holds your shares for instructions on how to vote your shares.

If you were a shareholder of record on March 11, 2022, you are strongly encouraged to vote in one of the following ways, whether or not you plan to participate in the Annual Meeting: (1) in person; (2) by telephone; (3) by the Internet; or (4) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
Atlanta, Georgia
March 24, 2022

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 4, 2022.

We are pleased to announce that we are delivering your proxy materials for the 2022 Annual Meeting of Shareholders by the Internet. Because we are delivering proxy materials by the Internet, the United States Securities and Exchange Commission (the "SEC") requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our "Notice and Access Letter," is being mailed to our shareholders on or about March 24, 2022.

Our Notice and Access Letter will instruct you on how you may vote your proxy by the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://investor.aarons.com/financials/annual-and-proxy-reports/default.aspx and at http://www.proxyvote.com.

PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of The Aaron’s Company, Inc. ("we," "our," "us," "Aaron’s" or the "Company,") of proxies for use at the 2022 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the "Annual Meeting." This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement along with our 2021 Annual Report to Shareholders will be made available to our shareholders, on or about March 24, 2022.
2022 Annual Meeting of Shareholders

Date and Time	May 4, 2022, at 10:00 a.m., local time
Place	Jones Day 1221 Peachtree St NE, Suite 400 Atlanta, Georgia 30361
Record Date	March 11, 2022
Voting	Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.
Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Election of three Class II directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified	"FOR" each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	"FOR"
Ratify the appointment of Ernst & Young LLP ("EY") as Aaron’s independent registered public accounting firm for 2022	“FOR”

See "Matters To Be Voted On" beginning on page 3 for more information.
Executive Compensation Matters
The Compensation Committee of our Board of Directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of company and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our Board of Directors. Each of our named executive officers identified in the "Compensation Discussion and Analysis" section of this Proxy Statement, which we refer to as our "named executive officers" ("NEOs"), generally has a greater portion of their total direct compensation that is variable and performance-based than do our other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance – including financial, operating and stock price performance – should increase as overall responsibility increases.
Incentive compensation for 2021 performance reflects solid financial results. The Compensation Committee was pleased with management's achievements and Company performance for the year ended December 31, 2021, particularly the following:
•We reported revenues of $1.85 billion in 2021 compared to $1.73 billion in 2020, an increase of 6.4%, primarily driven by an increase in same store revenues. E-commerce revenues grew 20.1% in 2021 and represented 14.3% of lease revenues compared to 12.7% in 2020. During the year, the Company opened 69 new GenNext locations. Combined with the 47 locations open at the beginning of the year, total GenNext stores contributed 8.2% of lease and retail revenues in 2021.
•Earnings before income taxes were $145.9 million during 2021 compared to a loss before income taxes of $397.8 million in 2020, which was primarily impacted by a goodwill impairment charge of $446.9 million.

•We returned $113.1 million to our shareholders in 2021 through the repurchase of 3.6 million shares of common stock, which represented approximately 10% of the common stock outstanding as of December 31, 2020, and the payment of our quarterly cash dividends.
•We generated cash from operating activities of $136.0 million in 2021 and had $22.8 million of cash and $222.7 million of availability under our $250.0 million senior unsecured revolving credit facility (the "Revolving Facility") as of December 31, 2021.
2021 Performance and Incentive Pay Outcomes

The COVID-19 pandemic has continued to be a challenging crisis throughout the world. Despite these challenges, our management team and employees worked diligently to successfully manage the business, and we continue to do so. Additional protocols were implemented in 2020, and remained in place throughout 2021, designed to protect the health and safety of our team members and customers in response to the COVID-19 pandemic.

In our Company-operated stores, we are monitoring and limiting, where possible, team members potential exposure to persons at or who may enter our stores and reviewing orders and industry-specific guidance from applicable federal and state laws, Occupational Safety and Health Administration ("OSHA") and Centers for Disease Control ("CDC"), and state/local health authorities. Additionally, we continually evaluate our existing COVID-19 prevention controls and the need for different or additional controls and conduct periodic inspections at our stores to identify unhealthy conditions, work practices, and work procedures related to COVID-19 to help ensure compliance with our COVID-19 policies and procedures

Despite the challenges posed by the pandemic, no COVID-19 related adjustments were made to the metrics, relative weightings, or performance goal levels for our NEOs’ long-term incentive ("LTI") awards, and we made no mid-stream COVID-19 related adjustments to the bifurcated performance goals established under our 2021 annual cash incentive plan.

Based on 2021 performance (see "Compensation Discussion and Analysis" for further details), the Compensation Committee approved the following incentive awards for our named executive officers:
•Messrs. Lindsay, Olsen, Wall, Noe and Ms. George earned annual cash incentive awards of 177.2% of target based on Company financial performance and the achievement of compliance-related goals.
•Our named executive officers also earned awards under the performance share component of our 2021 long-term incentive program ("LTIP"). This component represents 33.4% of the annual grant value made under our 2021 LTIP to our NEOs. Messrs. Lindsay, Olsen, Wall and Ms. George earned awards at 195.6% of target based on the Company's performance. Mr. Noe earned awards at 194.5% of target, based on the Company's performance.
See "Compensation Discussion and Analysis" beginning on page 32 for more information.

MATTERS TO BE VOTED ON
Proposal 1: Election of Three Class II Directors
Our amended and restated articles of incorporation provides for a classified board of directors divided into three classes, each class as nearly equal in number as practicable, designated Class I, Class II and Class III. The directors designated as Class I directors are currently serving terms expiring at the 2024 Annual Meeting of Shareholders. The directors designated as Class II directors have initial terms expiring at the Annual Meeting. The directors designated as Class III directors have initial terms expiring at the 2023 Annual Meeting of Shareholders. Each Class II director elected at the Annual Meeting and each Class III director elected at the 2023 Annual Meeting of Shareholders shall hold office until the 2024 Annual Meeting of Shareholders. Beginning at the 2024 Annual Meeting of Shareholders, all of our directors will stand for election each year for annual terms, and our Board will thereafter no longer be classified.
Our Board recommends the election of the nominees listed below. Each nominee elected to serve as a director will hold office until the expiration of his or her term at the 2024 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the proxy holders will vote for such substitutes as our Board of Directors recommends or the Board may reduce the number of directors accordingly. In no event will the proxy be voted for more than three nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Laura N. Bailey	61	Retired Corporate Senior Vice President of Community Impact and Investment Capital One Financial Corporation	Yes	May 2021
Kelly H. Barrett	57	Retired Senior Vice President of Home Services The Home Depot	Yes	December 2020
Douglas A. Lindsay	51	Chief Executive Officer The Aaron's Company, Inc.	No	December 2020
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote "FOR"
the election of each of the nominees above.

Proposal 2: Advisory Vote on Executive Compensation
At our 2021 Annual Meeting of Shareholders, our shareholders voted to conduct an advisory vote on executive compensation each year. In response to this vote, we provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
We believe 2021 performance and pay results are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan design. During 2021, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) changes in business strategy, (ii) company performance expectations, (iii) external market data, (iv) actual company performance and, with respect to the compensation for certain named executive officers, the actual performance of business segments, (v) individual executive performance and (vi) internal compensation equity with named executive officers. Our focus on these performance metrics as measured in our annual incentive plans led to positive results for 2021, and we believe has positioned our operations well for the future. We believe our equity program serves to further align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED."
This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. However, our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote "FOR"
the resolution approving our executive compensation.

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors (the "Audit Committee") has appointed Ernst & Young LLP, which we refer to as "EY," to audit our consolidated financial statements for the year ending December 31, 2022, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2022. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our amended and restated bylaws or otherwise, our Board of Directors is submitting the appointment of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2022 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2023. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2022 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote "FOR"
the ratification of the appointment of our independent registered public accounting firm for 2022.

GOVERNANCE
Nominees to Serve as Directors (Class II Directors)

Laura N. Bailey, 61, has served as a director of the Company since May 2021. Prior to her retirement in April 2021, Ms. Bailey was employed by Capital One Financial Corporation for almost fifteen years commencing in 2006 including most recently as Corporate Senior Vice President Community Impact and Investment and also serving in the role of Corporate Senior Vice President, Community Finance and Community Affairs during her career at Capital One Financial Corporation. Her other experience includes serving as Regional Executive, Central U.S. Community Development Banking for Bank of America Corporation from 1999 to 2006; Vice President, Corporate Banking for JP Morgan Chase & Company from 1992 to 1999; and Vice President, Commercial Real Estate Lending for Bank United Corporation. Ms. Bailey previously served as a trustee for Enterprise Community Partners and on the boards of Community Preservation Development Corporation, Affordable Housing Investors Council, Capital One Foundation and the Affordable Housing Tax Credit Coalition.

Among other qualifications Ms. Bailey brings significant management, financial and regulatory experience to our Board of Directors. Her experience in leadership positions, including with responsibility for financial-related matters provide her with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Kelly H. Barrett, 57, has served as a director of the Company since December 2020. Prior to her retirement in 2018, Ms. Barrett was employed by The Home Depot for sixteen years, commencing in 2003 serving in various roles of increasing responsibility including most recently as Senior Vice President-Home Services where she ran the $5 billion Home Services division of The Home Depot, including in-home sales and installation, operations, customer contact centers as well as contractor sourcing, onboarding and compliance. She also held the positions of Vice President-Internal Audit and Corporate Compliance, Senior Vice President - Enterprise Program Management and Vice President-Corporate Controller. Before joining The Home Depot, Ms. Barrett served for more than 10 years in senior management positions and ultimately as Senior Vice President and Chief Financial Officer of Cousins Properties Incorporated, a publicly traded real estate investment trust. Ms. Barrett has served on the Board of Directors of EVERTEC, Inc., a full service transaction processing business since May 2021 and the Board of Directors of Piedmont Office Realty Trust, Inc., a real estate investment trust since 2016, and Americold Realty Trust, since May 2019. She previously served on the Board of Directors of State Bank Financial Corporation from 2011 to 2016 and Former Parent from May 2019 to November 2020. Her leadership positions in the Atlanta community include currently serving on the National Association of Corporate Directors Atlanta Chapter Board, Board of the Metro Atlanta YMCA, where she was formally Chair of the Board, a member of the Georgia Tech Foundation Board of Trustees and the Advisory Board of Scheller College of Business at Georgia Tech where she was formally the Chair of the Board. She has previously served on the Board of the Girl Scouts of Greater Atlanta, Partnership Against Domestic Violence and the Atlanta Rotary Club.

Among other qualifications, Ms. Barrett brings significant operational management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards provide her with retail operations, accounting, financial and compliance expertise which are utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Douglas A. Lindsay, 51, has been a director of the Company since December 2020 and currently serves as CEO of the Company. He previously served as the Chief Executive Officer of the Aaron's Business from July 2020 to November 2020 and was the President of the Aaron's Business from February 2016 to June 2020. Prior to that Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007. His leadership positions in the Atlanta Community include currently serving on the Executive Committee of the Atlanta Chamber of Commerce and he is a member of Rotary Club of Atlanta.
Among other qualification, Mr. Lindsay brings significant operational and financial experience to our Board of Directors. His considerable senior management and leadership experience and intimate knowledge of our business and operations provide him with strategic and operational expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Continuing Directors (Class I and Class III Directors)
Class I

Hubert L. Harris, Jr., 78, has served as a director of the Company since December 2020 and currently serves as the Lead Director. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. From 1983 to 1988, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris previously served as a director for Former Parent from August 2012 until November 2020. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.
Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our Board of Directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

John W. Robinson III, 50, has been a director of the Company since December 2020 and serves as Chairman of the Board. Mr. Robinson previously served as the Chief Executive Officer of Former Parent from November 2014 to November 2020 and was also named President of Former Parent from February 2016 to November 2020. Mr. Robinson also served on the board of Former Parent from November 2014 to November 2020. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC ("Progressive"), which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or "TMX Finance." He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer. Mr. Robinson is a National Trustee for the Boys and Girls Club of America and a Trustee of Washington and Lee University.
Among other qualifications, Mr. Robinson brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Class III

Walter G. Ehmer, 55, has served as a director of the Company since December 2020. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc., a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House, Inc. since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served on the Board of Directors of Former Parent from May 2016 to November 2020. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the board of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Police Foundation, the Metro Atlanta Chamber of Commerce, and Children's Healthcare of Atlanta Foundation.
Among other qualifications, Mr. Ehmer brings significant management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Timothy A. Johnson, 54, has served as a director of the Company since May 2021. Mr. Johnson is currently the Chief Financial Officer of Victoria Secret & Co., world's largest intimates specialty retailer, a position he has held since June 2021. Mr. Johnson was previously employed by Big Lots, Inc., a retail company, for nineteen years, commencing in 2000 serving in various roles of increasing responsibility including most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He also held the positions of Senior Vice President and Chief Financial Officer; Senior Vice President, Finance; Vice President Strategic Planning and Investor Relations and Director, Strategic Planning. Before joining Big Lots, Inc. Mr. Johnson was employed by Limited Brands, Inc. from 1992 to 2000 serving as a senior accountant and then as Director, Financial Reporting. Prior to that he was a senior associate for Coopers and Lybrand from 1989 to 1992. Mr. Johnson currently serves on the board of LogicSource, a professional services firm focused on procurement for retail and consumer clients. He also serves on the not-for-profit boards of Marburn Academy and Nationwide Children’s Hospital Foundation.

Among other qualifications, Mr. Johnson brings significant operational management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions provide him with retail operations, accounting and financial experience, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Marvonia P. Moore, 64, has served as a director of the Company since May 2021. She held a variety of senior management positions at AT&T, Inc., a telecommunications company, throughout her 37 year career until her retirement in 2021. Most recently she was Vice President and General Manager for the AT&T portfolio in Georgia and South Carolina. Prior to that she also held positions of Assistant Vice President-Market Development, Region Vice President-Business Sales (AT&T Mobility LLC) and Vice President-AT&T Customer Care. During a brief time between AT&T assignments, Ms. Moore served as Regional Vice President for W.W. Grainger, Inc. and Managing Partner for her consulting practice. Her leadership roles focused extensively on B2B sales, marketing and operations and consumer market growth strategies, utilizing direct and indirect retail and omni-channels.

Among other qualifications, Ms. Moore brings significant management and operational experience to our Board of Directors. She served as a director on the corporate board and compensation committee for Minneapolis based Ault, Inc. Her leadership positions in the Atlanta community, include serving as Chair of Atlanta Technical College Local Board and the Atlanta Workforce Development Agency, and a board member/trustee for Morehouse Women in Golf Foundation, Atlanta Partners for Education, Central Atlanta Progress Advisory Board, Georgia 100 Mentor Exchange, and AT&T Management Review Committee’s Family Care Development Fund. These skills and experiences qualify her to serve on our Board of Directors.

Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Rachel G. George (42)	Executive Vice President, General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer since August 2021. Executive Vice President, General Counsel, Corporate Secretary & Chief Corporate Affairs Officer from November 2020 to July 2021. Prior to joining the Company, she served as Senior Vice President and Deputy General Counsel of Navient Solutions, a financial services company, a position she held since January 2018. Prior to that time, Ms. George was Vice President and Deputy General Counsel of Navient Solutions from July 2017 to December 2017, and Vice President and Associate General Counsel of Navient Solutions from April 2015 to June 2017. Prior to that, Ms. George was a partner at Chapman and Cutler LLP from 2012 to March 2015.
Douglass L. Noe (52)	Vice President, Corporate Controller and Principal Accounting Officer since March 2021. He previously served as Vice President, Corporate Controller from January 2021 to March 2021. Prior to joining the Company, Mr. Noe served as Vice President, Controller of Acoustic, L.P., a marketing software solutions provider, from August 2019 to December 2020. Prior to that he served as the Senior Vice President, Corporate Controller and Treasurer of Premiere Global Services, Inc., a conferencing and collaboration provider, from June 2009 to August 2019. He also served as the Vice President and Corporate Controller of ChoicePoint, Inc., an information and decision-making technology provider, from October 2006 to June 2009.
Stephen Olsen (50)	President since December 2020. He previously served as President of the Aaron's Business from July 2020 to November 2020. Prior to that he served as Chief Operating Officer of the Aaron's Business from April 2020 to June 2020 and as Chief Merchandising, Supply Chain and Transformation Officer of the Aaron's Business from December 2016 to March 2020. He also served as Senior Vice President and General Merchandising Manager of Total Wine and More from April 2013 to November 2016. Previously Mr. Olsen served as Chief Strategy Officer and Senior Vice President of Supply, E-commerce and Information Technology of Orchard Supply Hardware from June 2011 to February 2013 and as General Merchandising Officer and Senior Vice President from June 2010 to June 2011. Prior to working at Orchard Supply Hardware, Mr. Olsen served as Vice President, Merchandising in the Supplies/Office Products Division of Office Depot from November 2007 to May 2010.
C. Kelly Wall (47)	Chief Financial Officer since December 2020. He previously served as the Interim Chief Financial Officer for Former Parent from July 2020 to November 2020. Prior to that Mr. Wall served as Senior Vice President of Finance and Treasurer of Aaron's, Inc. from January 2019 to July 2020 and Vice President of Finance, Treasury and Investor Relations of Aaron's, Inc. from February 2017 to January 2019. Previously Mr. Wall served as Chief Financial Officer of CNG Holdings, Inc., a financial services company, from August 2016 to February 2017. Previously, Mr. Wall served as President of KW Financial Consulting LLC, a consulting company, from November 2015 to August 2016, and as Senior Vice President of Finance of TMX Finance, LLC from July 2013 to October 2015.

Composition, Meetings and Committees of the Board of Directors
Our Board of Directors is currently comprised of eight directors. The Class I directors are currently serving terms expiring at our 2024 Annual Meeting of Shareholders, the Class II directors have initial terms expiring at the Annual Meeting and our Class III directors have initial terms expiring at our 2023 Annual Meeting of Shareholders. Each Class I director, each Class II director elected at the Annual Meeting, and each Class III director elected at the 2023 Annual Meeting of Shareholders will hold office until the 2024 Annual Meeting of Shareholders and, in each case, until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Commencing with the 2024 Annual Meeting of Shareholders, each director will be elected annually and shall hold office until the next annual meeting of shareholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal.

Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that must meet the listing standards of the New York Stock Exchange ("NYSE"). Our Corporate Governance Guidelines also require that at least a majority of our Board of Directors be "independent" under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are "independent" in accordance with the NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than John W. Robinson III, Chairman of the Board, and Douglas A. Lindsay, our Chief Executive Officer.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may also establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of the Company's website at https://investor.aarons.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Laura N. Bailey	Member		Member
Kelly H. Barrett	(Chair)	Member
Walter G. Ehmer		(Chair)	Member
Hubert L. Harris, Jr.	Member		(Chair)
Timothy A. Johnson	Member	Member
Marvonia P. Moore		Member	Member
Number of Meetings in Fiscal Year 2021	8	7	5

*	All members of the Audit Committee have been designated as an “audit committee financial expert” as defined by SEC regulations.
Meetings
The Board of Directors held 7 meetings during 2021. The number of meetings held by each of our Board committees in 2021 is shown in the table above. Each of our directors attended 100% of the total of all meetings of our Board and 100% of the total of all meetings of the committees on which he or she is a member, during 2021 that occurred during the time when he or she served as a director.
The non-management and the independent members of our Board of Directors meet in executive session, without management present. Mr. Hubert Harris, the Lead Director of our Board of Directors effective January 1, 2021, chairs these meetings.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. We anticipate that at least a majority of our directors will attend the Annual Meeting.
Committees
Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies, procedures and initiatives to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and (vii) the adequacy of the Company's information security and privacy program. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the Board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.

The Board has concluded that each member of the Audit Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each member of the Audit Committee as an "audit committee financial expert" as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) the administration of the Company's equity compensation plans and other compensation and benefit plans; and (iii) other significant human resources matters.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation. The Compensation Committee may form and delegate its authority to subcommittees consisting of one or more members of the Compensation Committee or to management of the Company, subject to applicable law. For information regarding the role of executive officers and the Compensation Committee's independent compensation consultant in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis" and "Non-Management Director Compensation in 2021" below.
The Board has concluded each member of the Compensation Committee satisfies the heightened independence requirements of the NYSE and SEC rules applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the "Exchange Act."
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) Board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) oversight of corporate responsibility and environmental, social and governance matters; and (v) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.
The Board has concluded that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.
We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field, and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to Board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our Board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our Board of Directors. For additional discussion, see "Assessment of Director Candidates and Required Qualifications - Board Demographics".
A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.

Board Demographics

The members of our Board bring a variety of backgrounds, qualifications, skills and experience that contribute to a well-rounded Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations. Diversity and inclusion are values embedded in our culture and fundamental to our business. We believe that a Board comprised of directors with diverse business and occupational experiences, skills, talents, expertise, educational backgrounds, and the diversity of race, ethnicity, gender, age and cultural backgrounds improves the dialogue and decision-making in the boardroom, contributes to overall Board effectiveness, helps strengthen our business and drives increased shareholder value.

Our Board currently consists of eight highly experienced and engaged members. Except for our Chief Executive Officer and Chairman of the Board, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspective and industry and subject matter experience.

The complexity of our business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors' diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

*Includes board service on Former Parent

Relevant Skills and Experience

The chart below identifies the balance of skills and qualifications each director brings to the Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

	Experience and Skills Relevant to the Successful Oversight of our Strategy			Experience and Skills Relevant to Effective Oversight and Governance
Director	Other Board Service	Consumer Services Industry	Operational Experience	Financial Expertise	Compliance	Governance	Diversity	Management Experience
Laura N. Bailey	X	X	X	X	X	X	X	X
Kelly H. Barrett	X	X	X	X	X	X	X	X
Walter G. Ehmer	X	X	X	X	X	X		X
Hubert L. Harris	X	X	X	X		X		X
Timothy A. Johnson	X	X	X	X	X	X		X
Douglas A. Lindsay		X	X	X	X	X		X
Marvonia P. Moore	X	X	X		X	X	X	X
John W. Robinson III		X	X	X	X	X		X
Experience and Skills Relevant to the Successful Oversight of our Strategy
•Other Board Service. We value broadening experiences that other board service provides such as exposure to different leadership styles, corporate cultures and business models as well as deepening a directors knowledge of governance and understanding of board dynamics and director expectations.
•Consumer Services. Directors with relevant experience in consumer services provide important insights to our Board.
•Operational Experience. We seek directors who possess an understanding of financial, operational and strategic issues facing retail companies.
Experience and Skills Relevant to Effective Oversight and Governance
•Financial Expertise. We value an understanding of finance and financial reporting processes because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have multiple directors who qualify as audit committee financial experts.
•Compliance. Our Company's business requires compliance with a variety of regulatory requirements across a number of federal and state jurisdictions. Our Board values the insights of directors who have experience advising or working at companies in regulated industries.
•Governance. Effective corporate governance helps to cultivate a company culture of integrity and can signal to the market that the company is well managed and that the interests of management are aligned with external stakeholders. We believe that a board comprised of directors with a strong understanding and experience with corporate governance contributes to the overall effectiveness of the Company.
•Diversity. Diversity, equity and inclusion are values embedded in our culture and fundamental to our business. We believe that a board comprised of directors with diversity of race, ethnicity, gender and cultural backgrounds improves the dialogue and decision making in the boardroom and contributes to overall Board effectiveness.
•Management Experience. Directors who have served in relevant senior leadership positions bring unique experience and perspective. We seek directors who have demonstrated experience in governance, strategy and planning, and execution.
Board Recruitment Process and Director Onboarding
The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for nomination as a director. Nominee candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Historically, the Nominating and Corporate Governance

Committee has engaged a leading, nationally recognized third-party director search firm to assist in identifying, screening and assessing the capabilities of potential director candidates.
We have an onboarding program for new directors that is intended to educate a new director on the Company and the Board's practices. During the first year of a director's service, the newly elected director meets with the Company's Chief Executive Officer, Chief Financial Officer, President, General Counsel and other members of senior management to review, among other things, the Company's business operations, financial matters, strategy, investor relations, risk management and compliance programs, corporate governance, and composition of the Board and its committees. Additionally, they visit our stores with senior management for an introduction to Company operations.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under "Additional Information—Shareholder Proposals for 2023 Annual Meeting of Shareholders" and otherwise comply with the advance notice provisions and information requirements contained in our amended and restated bylaws. The shareholder submission should be sent to Mr. Steve Olsen, who is the President of The Aaron’s Company, Inc., at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in "Assessment of Director Candidates and Required Qualifications." In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) whether there are or will be any vacancies on our Board of Directors, (ii) the size of the nominating shareholder’s holdings in the Company, (iii) the length of time such shareholder has owned such holdings and (iv) any statements by the nominee or the shareholder regarding proposed changes in our operations.
Board Leadership Structure
The Company's current Board leadership structure consists of a non-executive Chairman of the Board, and, because the Chairman is not independent due to his prior employment with Aaron's, Inc., a Lead Director was appointed by the independent directors of the Board. The Board believes the current structure of separating the roles of Chairman of the Board and Chief Executive Officer, as well as having an independent Lead Director, allows for alignment of corporate governance with the interests of shareholders. The Board believes that this structure allows our Chief Executive Officer to focus on oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers and leverages our Chairman's experience in guidance and oversight, and ensures overall independence of the Board through clearly defined roles and responsibilities of the Lead Director.
Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Lindsay's presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
While the Board believes that this structure currently is in the best interests of the Company and its shareholders, it does not have a formal policy on whether the Chairman of the Board and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint a Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public.
Lead Director
The Board has determined that Mr. Robinson, a former employee of Aaron's, Inc., is currently not independent and has appointed Mr. Harris as the Lead Director in accordance with our Corporate Governance Guidelines. In electing Mr. Harris, the independent directors of the Board considered Mr. Harris in light of the following selection criteria:
•Qualified as independent, in accordance with relevant listing standards;
•Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role; and
•Possess effective communication skills to facilitate discussions among members of the Board, including among the independent directors, and engage with key stakeholders.
As the Lead Director, Mr. Harris has the following duties and responsibilities:

•Engage with the Chairman of the Board, Chief Executive Officer and other directors to identify matters for discussion at Board meetings and executive sessions of the independent directors and advise the Chairman of the Board and Chief Executive Officer of decisions reached and suggestions made at executive sessions;
•Call meetings of the independent directors and preside at all meetings at which the Chairman is not present including executive sessions of the independent directors;
•Meet directly with management and non-management employees of the Company;
•Be available for consultation and direct communications with the Company's shareholders and represent the independent directors to the public under circumstances in which it is appropriate for the independent directors to represent the Company; and
•Perform such other duties as the Board may determine from time to time.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees will conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2021, our Board of Directors also engaged a third-party legal advisor to facilitate our Board self-evaluation process and Board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee, which oversees the annual evaluation process, as well as each committee and the Board as a whole. The Nominating and Corporate Governance Committee will annually review the scope and content of the self-evaluation to ensure it is appropriate for the needs of the Company.
Board and Committee Role in Risk Oversight
Risk Oversight Generally
Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.
The Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, (iii) performance of our internal audit function and independent auditors, and (iv) the identification and mitigation of cybersecurity risks. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2021, the Compensation Committee, aided by its independent third-party compensation consultant, reviewed the compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
The Board and its committees actively oversee and monitor the management of the most significant risks that could impact our Company. As our overall governance continues to evolve, the Board and each of its committees is proactive in oversight. The Board, its committees and management coordinate risk oversight and management responsibilities in a manner we believe serves the long-term interests of our Company and our shareholders through established periodic reporting and open lines of communication. Below is a high-level summary of how the Board and its committees oversee our key initiatives.

	Full Board	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Board and Committee Assessment	X	X	X	X
Board Composition & Nomination Process	X			X
Board Continuing Education	X			X
Board and Executive Succession Planning	X			X
Corporate Affairs & Sustainability	X			X
Information Systems, Information Security, Data Privacy, Cybersecurity & Technology Risks	X	X
Enterprise Risk Management	X	X
Legal, Ethics & Compliance	X	X		X
Executive Compensation	X		X
Compensation Risk Management	X		X
Financial Reporting	X	X
Internal Controls & Internal Audit	X	X
Related Party Transactions	X	X
Ethics Hotline Call Compliance and Internal Investigatory matters	X	X
Government Affairs	X			X
Financial Matters including Capital Expenditures, Annual Financial Plans and Dividends	X
Strategic Plan	X
Corporate Governance	X			X
Environmental, Social and Governance Initiatives	X			X
Investor Relations	X
Cybersecurity and Data Privacy Oversight
As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related thereto, including cybersecurity risks and related mitigation efforts.  The Board receives presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans, including briefings on recent breaches at other companies and key takeaways and lessons learned that are applicable to our business. The Board also reviewed key cybersecurity-related benchmarks for the Company. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, and plans with management.

We have developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) CyberSecurity Framework (CSF). Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, classify and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement when responding to such issues. We have a dedicated team of employees overseeing our cybersecurity and data privacy initiatives, led by our Vice President, Information Security, in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Steering Committee comprised of a cross-functional group of senior executives and other employees that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, identification, classification and mitigation efforts. Our Vice President, Information Security regularly provides updates to the Audit Committee or to our Board of Directors, regarding the status and effectiveness of our cybersecurity and data privacy programs. Some of the other steps we have taken to detect, identify, classify and attempt to mitigate data security and privacy risks include:

•Adopting and periodically reviewing and updating information security and privacy policies;

•Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;

•Complying with the Payment Card Industry Data Security Standard;

•Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;

•Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on certain vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

•Providing security and privacy training and awareness to all of our employees; and

•Maintaining cyber liability insurance.

We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data in both our offline and online retail environments, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our employees also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.

We are not aware of any data breaches occurring during the Company’s 2021 fiscal year.
Government Relations and Public Policy Oversight

Pursuant to its charter, the Nominating & Corporate Governance Committee oversees the Company's government relations and corporate affairs program, which are managed through the Office of the General Counsel. Aaron's engages in a political process when we believe doing so will serve the best interests of the Company, employees and our stakeholders. Aaron's is committed to engaging in the political process as a good corporate citizen and in a manner that complies with our Code of Business Conduct and with all applicable laws.

We play a constructive role in informing policymakers about many legislative issues, including educating legislators and government officials on the benefits that the lease to own transaction provides to our customers and communities. We advocate at all levels of government, sometimes through trade associations and policy-based organizations, to ensure that the impact legislative and regulatory issues have on our business, industry, communities and team members is understood. We work with elected officials of both political parties to help shape constructive public policy solutions that benefit our business, team, guests and the communities we serve. One way we do this is through contributions from our Aaron's Political Action Committee ("APAC"). APAC is funded through voluntary contributions by eligible team members and contributions in a bipartisan manner to federal candidates and organizations. APAC contributions are based on policy and business priorities.
Environmental, Social and Governance Oversight

In connection with our strong foundational purpose and values, management, at the direction and subject to the oversight of our Board of Directors and its Nominating and Corporate Governance Committee, is engaged in an ongoing effort to continually evaluate and improve in the areas of Environmental, Social and Governance ("ESG") matters. Our governance framework and management's commitment to our ESG goals and initiatives are key to our success, driving Company oversight, accountability, ethical actions, and transparency to our stakeholders and the broader public. Our approach to the management and oversight of our ESG priorities aligns with our mission and values.

In the past year the Company has taken a variety of steps to strengthen its commitment to advancing ESG initiatives

•ESG Oversight: The Board expanded the scope of the Nominating and Corporate Governance Committee's charter to include oversight of the Company's ESG initiatives and to report to the Board. In addition, in 2021 the Company formed an ESG committee led by members of its senior leadership team and comprised of members of various business units. The ESG committee is structured with Environmental, Social and Governance Task Forces to assist the ESG Committee in identifying needs and driving ESG initiatives and programs. This Committee will oversee our ESG initiatives and review the Company's ongoing progress of these initiatives. The Committee will report to the Nominating and Corporate Governance Committee and the Board, as appropriate.

•Board Diversity: Our Board is diverse in its expertise and experience, with members who have unique perspectives, backgrounds and experiences. With the addition of Messes. Bailey and Moore, female members now constitute 38% of the Board's composition and the Board has increased its racial diversity (with 13% of its members representing ethnic minorities). The Board and its Nominating and Corporate Governance Committee will continue to consider diversity in all forms as it evaluates Board composition in the future.

•Enhanced Code of Business Conduct and Ethics Policy: The Board, with the recommendation of the Nominating and Corporate Governance Committee, adopted revisions to our Code of Business Conduct and Ethics policy to further incorporate the Company's values with respect to Diversity & Inclusion, creating a respectful workplace, stance against use of slave labor and human trafficking, team member roles in sustainability and avoidance of conflicts of interests and protection of confidentiality.

•Enhanced Ethics Compliance Policy: The Board, with the recommendation of the Audit Committee, adopted revisions to the Ethics Compliance Policy to further strengthen the Company's policy against illegal or unethical conduct and reinforce the availability of the Company's channels to report this behavior without fear of retaliation.

•Enhanced Audit Committee Charter: In light of the increased focus on cybersecurity and information technology risks, the Board, with the recommendation of the Audit Committee, adopted revisions to its Audit Committee charter to clarify the Company's internal audit department's role in providing the Audit Committee with ongoing assessments of the Company's risk management processes.

•Enhanced Corporate Governance Guidelines: The Board, with the recommendation of the Nominating and Corporate Governance Committee, adopted revisions to our Corporate Governance Guidelines to update our overboarding policy to limit executive officers to one public company board in addition to the Board.

•Completed Corporate Governance Assessment: With the assistance of a third-party advisor, we completed a comprehensive review of the Company's corporate governance documents and policies to better align these documents and policies with corporate governance best practices.

•Completed Compliance Management Program Assessment: With the assistance of a third-party advisor, we completed a comprehensive review of the Company's Compliance Management Program, including our policies and procedures, training, third party oversight, issues management, and monitoring and testing programs. As a result of this review, we are in the process of updating our Compliance Management Program to enhance our compliance posture.

•Partnerships with Third Party Vendors: We are partnering with our utility management and waste management vendors to track and report out on the Company's consumption and resource usage to assist the ESG Committee in identifying opportunities to reduce the Company's overall carbon footprint.

Environmental Sustainability

Aaron's is committed to responsible and sustainable environmental conduct and continuously strives to improve its environmental performance and to minimize its environmental footprint to protect the environment and be a good corporate citizen for the communities we serve and beyond. The foundation of Aaron’s environmental responsibility starts with the commitment from management to create an Environmental Policy and Environmental Statement which will outline the governance framework to enable our environmental sustainability efforts. Aaron’s is engaging its team members on the importance of their participation in our environmental sustainability programs through the updated Code of Business Conduct and Ethics and future training and awareness campaigns on these topics. Aaron’s is working with external utility and waste management vendors to improve consumption metric tracking and to work towards establishing consumption goals. Aaron’s is focused on improving its waste, energy, emissions, and water consumption and utilization through various programs and initiatives as follows.

Waste

We have implemented meaningful initiatives and strategies to reduce the amount of waste we contribute to landfills and increase our recycling capabilities.

Initiatives and strategies we have deployed to drive results include:

•Implementing a comprehensive waste audit program at our Woodhaven manufacturing facilities, which covers all materials we use in our manufacturing processes;

•Adopting waste-reduction programs that require the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 10 million pounds of materials annually;

•Manufacturing "50 State Compliant" bedding and furniture products, by using wood and foam materials that do not contain lead, mercury, formaldehyde or CFCs, and, when possible, use foam that contains soy-based polyols, instead of those derived from fossil fuels;

•Providing recycling containers at our Store Support Center buildings, through which we recycle aluminum, cardboard, paper and plastic;

•Implementing a "digital first" strategy across all of our operations to reduce the use and storage of paper; and

•Maintaining comprehensive service and quality assurance programs to extend the life of our products and offer lower cost preleased options meeting our customers' needs.

Across our Company-owned stores, Store Support Centers, fulfillment centers and service centers and divisional offices we have made progress in lowering our waste output. In 2021 we recycled 11,791 tons of recyclable commodities and materials. These recycling efforts conserved the following resources and prevented these emissions:

•104,446 mature trees;

•26,167 cubic yards of landfill airspace;

•16,453,937 kilowatt-hours of electricity;

•avoided 32,075 metric tons of greenhouse gas emissions; and

•60,833,944 gallons of water.

The above data is based on information provided to us by our third-party waste management company that helps manage waste in our locations and facilities.

Energy and Emissions

We have undertaken steps to proactively and positively impact the environment through energy consumption and emissions reduction focused initiatives.

Initiatives and strategies we have deployed to drive results include:

•Replacing approximately 80% of metal halide lighting with more energy efficient Versabay and LED lighting, with plans to continue installing more LED lighting with a goal of approximately 70% of our facilities containing LED lighting by the end of 2022, further reducing our energy demand;

•Converting approximately 50% of material handling equipment in our manufacturing operations from liquid propane to electric with a goal to complete the other half over the next five years;

•Reviewing a pilot Energy Management System program for 2022 in order to better monitor and control consumption;

•Re-evaluating the use of energy contracts and potential investment in renewal energy credits;

•Planning to pilot electric vehicles in 2022 to determine the scalability of the technology within our operations;

•Improving the average miles-per-gallon fuel efficiency of our delivery vehicles by continuing to replace our delivery fleet with lighter, more fuel-efficient vehicles, with approximately 15% making up our fleet to date;

•Maintaining a strict no-idling vehicle policy for our fleet drivers;

•Locating our Aaron's headquarters in a building that is ENERGY STAR Certified;

•Offering our customers energy efficient, ENERGY STAR certified products, in our stores and online, representing ~33% of our overall assortment, which we believe contributes to reduced energy consumption and, indirectly, to lower greenhouse gas emissions; and

•Regulating our delivery and service trucks to a maximum speed of 65 miles-per-hour to improve the safety of those vehicles while also enhancing overall fuel economy.

During 2021, the Company-owned stores used a total of approximately 108 million kilowatt hours of electricity, the fulfillment centers used a total of approximately 3.3 million kilowatt hours of electricity, and the store support centers used a total of approximately 727 thousand kilowatt hours of electricity. According to data provided by Vervantis, Inc., ("Vervantis") the firm we have engaged to assist us with measuring various energy, sustainability and utility metrics: (i) on a per-store basis, our electrical energy usage decreased by approximately 11% for 2021, as compared to 2016, due in part to initiatives such as installing LED lighting in certain locations, accelerating the replacement of older HVAC units with newer, more energy-efficient units, and emphasizing stricter controls regarding in-store temperature/thermostat settings; and (ii) the average amount of electricity used at each of our fulfillment centers in 2021 decreased by approximately 19%, as compared to 2016, due in part to initiatives such as installing more energy-efficient lighting, including LED lighting, installing motion sensors to activate and deactivate lighting by zone, and converting older material handling equipment that was powered by electricity to more efficient equipment that is powered by propane. More specifically, our efforts to retrofit our locations with LED lighting has reduced the average monthly kilowatt hours of electricity by 13% and 18% at the two fulfillment centers and 540 store where such retrofits are complete, respectively.

During 2021, the Company-owned stores used a total of approximately 1.7 million therms of natural gas, the fulfillment centers used a total of approximately 138 thousand therms of natural gas, and the store support centers used a total of approximately 9 thousand therms of natural gas. According to data provided by Vervantis: (i) on a per-store basis, our natural gas usage decreased by approximately 30% for 2021, as compared to 2016; and (ii) the average amount of natural gas used at each of our fulfillment centers in 2021 decreased by approximately 17%, as compared to 2016.

During 2021, the Company-owned stores created approximately 106 million pounds of CO2, the fulfillment centers created approximately 4.2 million pounds of CO2, and the store support centers created approximately 687 thousand pounds of CO2, all of which were reduced when compared against 2016 by 13%, 17%, and 14% respectively, according to data provided by Vervantis.

During 2021, we believe our fleets of delivery, long-haul, service and other trucks decreased fuel usage due in part to our initiatives such as removing and/or replacing our fleet with lighter, more fuel-efficient vehicles; adopting a strict no-idling policy; regulating our trucks to a maximum speed of 65 miles-per-hour; and closing and consolidating stores to improve operating efficiencies, including reducing the number of trucks we need to deliver products to customers.

Water

We believe clean drinkable water and sanitation are human rights and essential to maintaining human and environmental health. Our business operations rely very little on water usage outside of the use of steam cleaners for our quality assurance procedures. To reduce the chance and severity of potential contamination we implemented and have maintained a storm-water run-off program since 2018 at our manufacturing operations.
Corporate Social Responsibility
Our Board of Directors and management team recognize that being a responsible corporate citizen is important to our investors and helps drive shareholder value. We are committed to making a positive impact on the environment and the communities where our customers and employees live and work. We have a long history of corporate philanthropy. Through our initiative known as Aaron's Gives, we provide monetary, in-kind and team member resources.

Through our Aaron's Gives program, funds from the earnings of our Company are donated either directly or through the Aaron's Foundation, Inc. We believe the initiatives of the Aaron's Foundation and the Aaron's community Outreach Program are helping build stronger communities where our customers and employees live and work, with a special focus on improving the lives of underserved youth. With our Matching Gift Program we match employee donations to not-for-profit organizations within the areas of arts and culture, health and human services, civic and community concerns, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per team member. Under the Aaron's Gives program, we have a goal of contributing 1% of our annual, consolidated pre-tax profits through our Aaron's Gives program each year and for the year ended December 31, 2021, we contributed over $1.2 million to more than 260 individual organizations.

Long Standing National Partnerships

•Boys and Girls Clubs of America (BGCA). In addition to the $10 million the Aaron's Foundation has committed to the BGCA since 2015, we are continuing our partnership through $800,000 of additional funding committed through June 2023. As part of this partnership, in 2021 we completed 10 BGCA teen center makeovers and we were the primary sponsor of the BGCA National Keystone Conference, a character and leadership development event that brings together teen club members and their advisors from around the country.

•Warrick Dunn Charities and Kurt Warner's First Things First Foundation's "Home for the Holidays". In 2021 the Company contributed approximately $90,000 in merchandise to the Warrick Dunn Charities’ to furnish nine homes and approximately $30,000 in merchandise to Kurt Warner’s First Things First Foundation’s "Home for the Holidays" program to furnish three homes, both of which assist single parents in becoming first-time homeowners, through a partnership with Habitat for Humanity.

•Morehouse College. Providing financial support and internship programs to 20 students of Morehouse College, a historically black college, underwritten by a $1 million multiyear gift.

•Cristo Rey Atlanta Jesuit High School ("Cristo Rey"). Each year we sponsor eight students in connection with the Cristo Rey Corporate Work Study Program, through which students of limited economic means gain valuable real-world job skills, contacts, and experience, while helping defray tuition costs of a rigorous four-year college preparatory education. We have sponsored this program for each of the past seven years.

Local Community Giving

•Providing community-level assistance to veterans, youth organizations and community centers through approximately$200,000 in-kind donations from our Aaron’s Community Outreach Program, which is our local, store-based giving initiative.

Social Justice (giving in partnership with our EBRGs)

•Donating over $100,000 to various charities supporting racial and sexual orientation equality, such as the National Black Child Development Institute, The Trevor Project, Latin American Association, Lost-n-Found Youth, United Negro College Fund, Westside Future Fund, North Georgia Angel House, Girls, Inc., The Committee for Hispanic Children and Families and Catholic Services of Southern Arizona, Inc.

Human Capital Management

Diversity and Inclusion

We believe in being an inclusive workplace for all of our team members and are committed to having a diverse workforce that is representative of the customers that choose to shop with us in-store or online and the communities in which we operate our businesses. A variety of perspectives enriches our culture, leads to innovative solutions for our business, enables us to better meet the needs of a diverse customer base, and reflects the communities we serve. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level team members. As of December 31, 2021, for the team members that disclosed this information:

•31% of our total workforce was female and , 27% of management (which we define as manager level team members and higher) was female.

•43% of our total workforce was racially/ethnically diverse and 30% of management was racially/ethnically diverse. Approximately 20% of our total workforce and 21% of management did not disclosure their race/ethnicity.

•Of our total workforce, 7% were born between 1946 – 1964 (i.e., Baby Boomer); 29% were born between 1965 – 1980 (i.e., Gen X); 51% were born between 1981 – 1996 (i.e., Millennial) and 13% were born in 1997 or later (i.e., Post Millennial/Gen Z) and for management 8% were born between 1946 – 1964 (i.e., Baby Boomer); 51% were born between 1965 – 1980 (i.e., Gen X), 40% were born between 1981 – 1996 (i.e., Millennial) and 1% were born in 1997 or later (i.e., Post Millennial/Gen Z).

Fostering a diverse and inclusive environment and creating a true sense of belonging are among our top priorities. Our Diversity and Inclusion Council, Employee Business Resource Groups (“EBRG”), and executive officers are dedicated to building diversity, inclusion, and belonging into all aspects of our operations and company culture.

Our diversity and inclusion initiatives include:

•Providing two executive sponsors, monetary, and other support to each of our EBRGs - the Aaron's Women's Leadership Network, Aaron's Black Leadership Exchange, Aaron's Pride Alliance, and Inspiring Growth and Unity at Aaron's for Latinos/Hispanics - that each allow a safe space for traditionally underrepresented team members to connect and discuss experiences, provide educational and motivational events, enable mentorship opportunities for team members, and support the Company’s objectives related to developing team members and creating diversity awareness;

•Expanding our EBRG programs to include professional development opportunities and launching campaigns to help raise awareness of our EBRGs;

•Creating more inclusive ways for team members to self-identify from a gender identity perspective;

•Engaging the Aaron's Diversity and Inclusion Council, which includes leaders from multiple functional areas and executive leadership, to provide management with support and oversight to our EBRGs;

•Celebrating cultural events led by our EBRGs, including but not limited to Black History Month, Women's History Month, National Hispanic Heritage Month, Pride Month, Día de los Muertos, Juneteenth, International Day of Tolerance, International Women's Day, Martin Luther King, Jr. Day, Veteran's Day, National Disability Independence Day, BIPOC Mental Health Awareness Month, and Family and Caregivers Month;

•Providing our full-time team members with a floating holiday that provides one additional day of leave time to celebrate a day that is special to them such as Martin Luther King, Jr. Day, Cinco de Mayo, International Women's Day, National Coming Out Day, etc.;

•Leveraging a strategic consulting firm to assist in defining and announcing our Company Diversity and Inclusion vision and strategic priorities, and developing a supporting initiatives roadmap to further embed diversity and inclusion throughout the team member lifecycle;

•Gathering team member sentiments regarding Diversity and Inclusion through an all-employee voluntary and anonymous survey, available to more than 9,000 team members, one-on-one interviews and focus groups, and leadership culture sessions to inform future Diversity and Inclusion planning and programming;

•Recruiting a Diversity and Inclusion role focused on advancing the Company's Diversity and Inclusion vision and strategic priorities;

•Utilizing diversity job boards to advertise job opportunities with the Company;

•Joining the Metro Atlanta Chamber's ATL Action for Racial Equity;

•Providing access to unconscious bias training for all people leaders across the Company through an e-learning platform;

•Expanding our efforts on learnings tied to diversity and inclusion, including a core learnings series identified in partnership with the EBRGs and investing in learning workshops for senior level managers; and

•Conducting a talent review process designed to utilize a multi-factor approach to understand the talents of our team members and their potential to become future Company leaders.

Development and Career Opportunities

We believe in attracting top talent with a competitive wage and benefits offering and retaining them by providing an environment where team members can see that their career has a clear path of growth. To help facilitate that growth, we provide tools, resources and programs that adapt and grow with our team members. Our efforts include:

•Providing all store support team members and all management across the Company access to a library of more than 20,000 third-party courses enabling the development of new skills that contribute to career growth and development. In addition, this learning content is scanned and reviewed internally, leading to targeted library content that focuses on topics and content areas determined to be of greatest relevance and importance to the organization;

•Delivering an in-house designed continuous learning program to avail store team members a career path with the destination of their choosing while using custom learning solutions designed to add and confirm both competencies and proficiencies throughout all levels of their career. The learning takes a blended approach involving formal courses, self-directed learning, and on-the-job applications. In addition, the curriculum features internal experts educating and coaching others;

•Coordinating and enrolling training to all of our management-level team members in 2021, including compliance, ethics and leadership training;

•Providing team members with recurring training on critical issues such as safety and security, compliance, ethics and integrity, and information security;

•Gathering engagement feedback from our team members on a regular basis and responding to that feedback in a variety of ways including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with team members, led by senior executives;

•Offering a tuition reimbursement program that provides eligible team members up to $3,000 per year (increased from $1,500 in prior years) for courses related to current or future roles at the Company;

•Offering health benefits for all eligible team members, including our eligible hourly store-based, fulfillment center, manufacturing, and call-center team members;

•Providing confidential counseling for team members through our Employee Assistance Program (“EAP”);
•Providing a comprehensive suite of wellbeing offerings, including unlimited health coaching sessions, unlimited financial coaching sessions with a certified financial planner, and emotional support through our EAP counseling sessions and unlimited behavioral health coaching sessions via text, at no cost to our team members;

•Providing paid parental leave – maternity, paternity and adoption;

•Providing paid time off (including for receiving the COVID-19 vaccine and volunteer activities in the community);

•Matching team members’ 401(k) plan contributions of up to 5% of eligible pay after one year of service;

•Offering an employee stock purchase program for eligible team members with a lookback and discount; and

•Providing employee discounts for merchandise purchased.

Compliance Management Program.

As a company with a formal Compliance Management Program, we maintain a robust program with oversight of policy and procedures, training, third party oversight, issues management and monitoring, and testing. The Compliance Management Program fosters collaboration between lines of business owners to create a culture of compliance by assisting the business owners with establishing and maintaining current policies and procedures that align with the Company’s goals, strategy, and business objectives, including adherence to applicable laws and regulations.

We are committed to compliance with all federal, state, provincial and local law and regulations regarding consumer protection and conduct ongoing monitoring for new laws or regulations that impact our industry, business, or operational risk. We have mechanisms in place for consumers to submit complaints or feedback.

Compliance training is completed for new hires during onboarding and supplemented with annual and periodic refresher training thereafter to reinforce core compliance principles. Our compliance training is customized to our risk profile, business strategy and operations. Training of the Board, management and team members is essential. Our training is comprehensive and specifically tailored to the particular responsibilities of the team members receiving it.

Under our Compliance Management Program, we are making ongoing improvements to our compliance-related policies and procedures, training, third party oversight, issues management and testing and monitoring program. This program is overseen by the Audit Committee as well as our management-level Compliance Committee.

Health and Safety of Team Members and Customers

Aaron's takes the safety of our team members and our customers seriously. Aaron's policies and training programs support our health and safety practices. Throughout the year, team members complete compliance training relevant to their role. Completion of required compliance training is closely managed to ensure that team members have the required skills and knowledge to perform ethically and safely. The following summarizes developments made to the Company's Health & Safety Program:

•Re-aligning the health & safety team leadership and resources to support program maturation;

•Revamping and/or creating approximately 80% of safety training in the past 24 months and requiring this training as part of annual and new hire compliance training;

•Maintaining an Environmental, Health & Safety audit program for our fulfillment centers, service centers and manufacturing operations;

•Maintaining three lines of defense for safety auditing and checklist at Company operated retail stores;

•Enhancing our driver qualification program and are continuing to invest in vehicle technologies to ensure we are aligning qualified drivers with safer vehicles;

•Reporting on safety Key Performance Indicators to field and senior management regularly; and

•Increasing oversight by adding executive level sponsors to our Safety Committee.

Protocols were implemented in 2020 and have remained in place during 2021 designed to protect the health and safety of our team members and customers in response to the global COVID-19 pandemic related to the novel coronavirus disease. In our Company-operated stores, we are monitoring and limiting, where possible, team members' potential exposure to persons at or who may enter our stores, reviewing orders and industry-specific guidance from applicable federal and state laws, OSHA and CDC regulations and state/local health authorities. Additionally, we continually evaluate our existing COVID-19 prevention controls and the need for different or additional controls, and conduct periodic inspections at our stores to identify unhealthy conditions, work practices, and work procedures related to COVID-19 to help ensure compliance with our COVID-19 policies and procedures. The following summarizes significant developments and operational measures taken by us in response to the COVID-19 pandemic:

•Maintaining a comprehensive program & policy that is updated regularly to adapt to the ever-changing COVID-19         landscape, which covers our prevention controls, support for getting vaccinated, reporting and responding to cases, and return-to-work criteria;

•    Establishing a COVID-19 Task Force that meets regularly with executive management participants to ensure that our response to the fluid pandemic is timely and effective to ensure the safety of our team members and customers to the best of our ability; and

•    Tracking internal and external COVID-19 case trends to ensure our response efforts are adjusted based on regional and national needs across our footprint.

Supply Chain

Master Supply Agreement. We expect our suppliers to provide us with safe, energy-efficient, high quality products. We strive to set high expectations for our suppliers. Our suppliers enter into a Master Supply Agreement with us in which they represent and warrant that all products are manufactured, packaged, tagged and sold in compliance with all applicable laws and are legal for retail re-sale in each store that we operate without violation of any law. Specifically, all products must be packaged, labeled and tested in compliance with all applicable laws and the supplier must obtain and maintain all permits, licenses, certifications and registrations required by all applicable laws to provide their products.

Vendor Oversight Program. Aaron's has a Third Party Oversight Program that manages the risk of our third party relationships. We assess our vendors' compliance with applicable laws, regulations, and industry standards and negotiate appropriate contractual provisions to mitigate risk. We expect each of our vendors to appropriate manage its internal risks as well as risks the relationship poses to our Company.

Labor Practices and Human Rights

All of our team members earn more than the federal minimum wage. The average hourly wage of a full-time hourly operations employee in our Company-operated, stores and fulfillment centers, as of December 31, 2021, is $14.79, with a meaningful portion of those team members earning an average hourly wage of $15.50 or more. The average total compensation and benefits for a full-time hourly operations employee in our Company-operated stores and fulfillment centers is approximately $35,000 including wages, bonuses and benefits, such as paid time off. Also, more than 97% of our company-operated stores and fulfillment center team members are eligible to earn an incentive payment which allows us to meaningfully reward our high performing team members.

We strive to help team members maintain job stability so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. To reduce team member turnover we engage in surveys with team members, conduct stay interviews to help identify any issues before they cause a team member to leave the Company, and review exit interview data, hotline calls and root cause analysis to help deter turnover. The 2021 annualized voluntary turnover rate in our stores and fulfillment centers was 72%, and the 2021 annualized involuntary turnover rate in the stores and fulfillment centers was 29%.

Aaron’s respects the rights of workers who offer services and create the products that we purchase from our suppliers. We communicate our expectations to provide us with safe, energy-efficient, high-quality products, and we hold our suppliers to a high standard because we strive to be an example of good human rights and labor practices throughout our business activities. We take care in the selection of our suppliers, and we also communicate our expectations on social conditions, worker safety and integrity in the workplace, and compliance with applicable laws through our Supplier Code of Conduct. Our Supplier Code of Conduct outlines our expectations with respect to hiring practices, forced labor, child labor, discrimination, and other labor rights. Suppliers must comply with our Supplier Code of Conduct, conduct their business with a high level of integrity, and maintain accurate records to demonstrate that compliance. Specifically, we require our suppliers, in accordance with applicable laws, to meet the following standards per our Supplier Code of Conduct and standard terms and conditions:

•Treat all workers with dignity and respect;

•Provide a safe, healthy, and clean work environment;

•Provide safe and healthy housing if supplier provides residential housing for its team members;

•Provide a discrimination, harassment, and punishment free environment;

•Pay workers at least the minimum wage and benefits required;
•Follow minimum working hour restrictions;

•Prohibit child labor, forced labor and human trafficking; and

•Comply any with law (including any changes from time to time).

One of the Company's largest suppliers is our own Woodhaven Furniture Industries manufacturing division, which supplies the majority of the bedding and a significant portion of the upholstered furniture we lease or sell. All of Woodhaven's operations are based in the U.S. creating U.S. jobs and all of the products manufactured are made in the U.S.

Aaron's is committed to fair business practices here and abroad. The Company believes in upholding fundamental human rights and operating in compliance with human rights laws. Aaron's does not use or condone the use of slave labor or human trafficking. Aaron's also believes that team members should be treated fairly and with dignity by providing a work environment that is free from conduct that can be considered harassing, discriminatory, intimidating and/or disruptive, including sexual harassment. The Company does not tolerate harassment or discrimination and is committee to a workplace that fosters respect and dignity for all.

From time to time, we are party to legal proceedings arising in the ordinary course of business, including those alleging employment discrimination or violations of wage-and-hour laws. During 2021, the total amount we paid to resolve proceedings alleging employment claims was immaterial to our earnings. In our efforts to have all team members comply with applicable employment-related laws, to drive positive workplace conduct, to strive to foster a fair and equitable workplace, and to reduce the number of employment discrimination claims brought against us, we provide a variety of resources, including non-discrimination and anti-harassment training as part of the Company’s mandatory compliance training, for all team members including team members in our call centers, fulfillment and service centers, store support center, and stores. We also have an ethics hotline accessible to our team members via phone or the internet so that any concerns can be investigated promptly and thoroughly.
Corporate Governance

Corporate Governance Highlights

The Board remains committed to strong corporate governance and protection of long-term shareholder value. We encourage you to visit the "Corporate Governance" section of our Investor Relations website where you will find information about our corporate governance practices, including our key governance documents. We have taken steps to adopt many corporate governance best practices including:

Board Independence

•Majority independent Board;

•Independent Lead director;

•Fully independent standing committees; and

•Executive session of non-employee directors at all regularly scheduled Board meetings.

Other Board and Committee Practices

•Separate Chief Executive Officer and Chairman of the Board roles;

•Risk oversight;

•Oversight of political and social engagement, including the Company's Government Relations Program;

•Robust stock ownership guidelines;

•Anti-hedging and anti-pledging policy;

•Periodic review of governance policies and committee charters;

•Oversight of ESG initiatives by the Nominating and Corporate Governance Committee;

•Broad director diversity search criteria;

•Limit of four public company directorships that Board members can hold at one time; and

•Director orientation and continuing education.

Board Performance

•Board oversight of company strategy;

•Annual Board evaluations;

•Commitment to Board refreshment and succession planning; and

•Focus on management succession planning.

Shareholder Rights

•Right of shareholders to call special meeting;

•No supermajority voting requirements; and

•Majority voting in director elections.
Shareholder Outreach and Engagement and Investor Relations
We value regular engagement with and feedback from a wide variety of stakeholders, including customers, team members, suppliers and communities. We also recognize the value of listening to the views of our shareholders and other stakeholders, and the relationship with our shareholders in an integral part of our corporate governance practices. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders when setting and executing strategies.
In addition to our shareholder engagement, we participate at industry and investment community conferences, investor roadshows and analyst meetings. Management reports quarterly to the Board about these meetings, including feedback received during these meetings.
Disclosure Committee
We have a Disclosure Committee that assists in fulfilling management's responsibility regarding public disclosures made by the Company to its shareholders and the investment community. The committee works to help ensure that Company disclosures are accurate, complete and timely; fairly present the Company's financial condition, results of operations and cash flows in all material respects; and comply with applicable laws, regulations and stock exchange requirements. The committee also oversees our SOX Compliance Working Group which assists with the formulation and documentation of the Company's disclosure controls and procedures.
Membership of the committee includes team members representing key areas of the Company's operations that may be relevant to the Company's filings with the SEC and other public disclosures including representatives from finance and accounting, legal, operations and internal audit.
NON-MANAGEMENT DIRECTOR COMPENSATION IN 2021
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally. Directors who are employees of the Company receive no compensation for their service on our Board of Directors.
The board of directors of our Former Parent adopted a compensation program for our non-employee directors effective December 1, 2020. The compensation program was subsequently amended effective January 1, 2021 based upon the recommendation of the Compensation Committee's independent third-party compensation consultant to (i) increase the Audit

Committee chair quarterly cash retainer by $5,000 and (ii) provide for a lead director quarterly cash retainer of $6,250 to better align the director compensation program with current market practices.
Under the 2021 compensation program non-employee directors received an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date. Non-employee directors serving as the chairperson of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also received an additional annual retainer of $25,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required. The non-employee directors may also elect to participate in the Deferred Compensation Plan.
Following the annual review of director compensation relative to our peer group, for 2022 the Compensation Committee increased certain elements of compensation to be more reflective of the peer group and market practices, including:
•Increasing the annual cash retainer by $5,000 to $80,000;
•Increasing the annual award of restricted stock units by $10,000 for a total value of $135,000;
•Increasing the Compensation Committee chair retainer by $5,000 to $20,000;
•Increasing the Nominating and Corporate Governance Committee chair by $5,000 to $15,000;
•Providing a $15,000 Audit Committee member retainer;
•Providing a $10,000 Compensation Committee member retainer; and
•Providing a $7,500 Nominating and Corporate Governance Committee member retainer.
No other changes were made.
The table below provides the compensation earned by our non-employee directors for 2021.
2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total ($)
Laura A. Bailey(2)(3)	56,250	200,000	256,250
Kelly H. Barrett (2)(4)	100,000	125,000	225,000
Walter G. Ehmer(2)(5)	90,000	125,000	215,000
Hubert L. Harris, Jr. (2)(6)	110,000	125,000	235,000
Timothy A. Johnson(2)(7)	56,250	200,000	256,250
Marvonia P. Moore(2)(8)	56,250	200,000	256,250
John W. Robinson(2)(9)	175,000	125,000	300,000
(1)Represents the grant date fair value of stock awards pursuant to FASB ASC Topic 718. .
(2)As of December 31, 2021, each of Ms. Barrett and Messrs. Ehmer, Harris and Robinson held 4,467 units of restricted stock subject to vesting, which is the number of units of restricted stock granted to them in August 2021. As of December 31, 2021, each of Messes. Bailey and Moore and Mr. Johnson held 6,984 units of restricted stock subject to vesting, which is the number of units of restricted stock granted to them in May 2021 and August 2021. The May 2021 grant was a one-time grant of $75,000 of restricted stock granted to Messes. Bailey and Moore and Mr. Johnson upon joining the Board.
(3)Includes $18,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
(4)Includes $25,000 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
(5)Includes $22,500 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022 that Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan and $67,500 in compensation for services in 2021 that Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan.
(6)Includes $27,500 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
(7)Includes $18,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022 that Mr. Johnson deferred under the Company's Nonqualified Deferred Compensation Plan and $18,750 in fees earned for services in the third quarter of 2021 that Mr. Johnson deferred under the Company's Nonqualified Deferred Compensation Plan.
(8)Includes $18,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
(9)Includes $43,750 in fees earned for services in the fourth quarter of 2021 which will be paid in 2022.
Stock Ownership Guidelines
Under the current stock ownership guidelines each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least four times the annual cash retainer within five years from the earlier of November 3, 2021 and when the director first joined our Board of Directors. As of December 31, 2021, each of our directors currently serving on the Board of Directors is in compliance with the requirements established in these guidelines or otherwise on track to meet those guidelines within the compliance period.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers and to explain how the Compensation Committee made compensation decisions for 2021. For 2021, our NEOs are listed below.

Named Executive Officer	Position with Company
Douglas A. Lindsay	Chief Executive Officer
Stephen Olsen	President
C. Kelly Wall	EVP – Chief Financial Officer
Rachel G. George	EVP – General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
Douglass L. Noe[1]	VP – Corporate Controller and Principal Accounting Officer
(1) Mr. Noe was hired on January 4, 2021 as our Vice President & Corporate Controller and was appointed as our Principal Accounting Officer effective following our prior Principal Accounting Officer's retirement on March 15, 2021.

Our compensation program is designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation and pay for performance. We believe our 2021 performance and pay results are indicative of our objective, demonstrating a strong link between pay and performance.
In addition, we employ sound compensation and governance principles and policies, while avoiding problematic or disfavored practices, as noted below:

What We Do	What We Don’t Do

✓ Independent Compensation Committee assisted by an independent consultant	✗ No repricing or cash buyouts of stock options without shareholder approval

✓ We plan to annually assess Company compensation policies to ensure that the features of our program do not encourage undue risk	✗ No excise or other tax gross-ups on change-in-control payments

✓ All executives are "at will" employees, with no employment agreements for NEOs	✗ No hedging or pledging of Company stock

✓    Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 84% is at risk based on performance or time-based vesting requirements for CEO and approximately 64% for all other NEOs)
✗ No excessive perquisites or other benefits

✓ Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives	✗ No single-trigger severance benefits upon a change-in-control

✓ Incentive plans that measure financial success through various measures, focused on growth, profitability, and returns	✗ No payment of dividends on unearned or unvested shares

✓ Robust and meaningful incentive plan targets and ranges, with capped incentive payouts	✗ No guaranteed bonus payments

✓ Double-trigger equity vesting acceleration upon a change of control

✓ Meaningful stock ownership requirements

✓ Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

Components of the Executive Compensation Program
The three primary components of each NEO's total direct compensation for 2021 were as follows:

Component	Terms and Objectives

Base Salary
•Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.
•Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award
•Variable performance-based annual award opportunity based on achievements with respect to financial and operational performance goals.
•Given the uncertainty of COVID-19, including possible government stimulus payments, both of which could significantly alter forecasted and actual results, the Compensation Committee established bifurcated adjusted EBITDA goals for the first and second half of 2021 under the annual incentive plan, but maintained full-year Compliance goals.

Long-Term Equity Incentive Award
•Aligns executive interests with shareholders.
•To balance long-term performance, retention, and the uncertainty of the business impact of COVID-19, including possible government stimulus payments, 2021 equity awards were made in the form of 33.33% performance share units, 33.33% stock options, and 33.33% time-based restricted stock awards.

The Compensation Committee did not set a prescribed mix or allocation for each component, but rather focused on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considered the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.
Total direct compensation for our NEOs in 2021 emphasized variable and performance-based compensation. This reflects our philosophy that a significant portion of NEO compensation should be linked to financial, operating, and stock price performance, helping to ensure alignment of pay and performance.
The following graphs demonstrate this philosophy by showing the mix of target pay established in early 2021 for our Chief Executive Officer and for our other NEOs as a group. We expect the mix of 2022 target pay elements for our NEOs to be similar to the 2021 pay mix shown in these graphs as a result of compensation adjustments approved in 2021, as further described below.

Management of the Business During the COVID-19 Pandemic
The COVID-19 pandemic has continued to be a challenging crisis throughout the world. Despite these challenges, our management team and employees worked diligently to successfully manage the business, and continue to do so.
Additional protocols were implemented in 2020, and remained in place throughout 2021, designed to protect the health and safety of our employees and customers in response to the global COVID-19 pandemic related to the novel coronavirus disease.

In our Company-operated stores, we are monitoring and limiting, where possible, employees’ potential exposure to persons at or who may enter our stores and reviewing orders and industry-specific guidance from applicable federal and state laws, OSHA and CDC regulations and state/local health authorities.
Additionally, we continually evaluate our existing COVID-19 prevention controls and the need for different or additional controls and conduct periodic inspections at our stores to identify unhealthy conditions, work practices, and work procedures related to COVID-19 to help ensure compliance with our COVID-19 policies and procedures.
Despite the challenges posed by the pandemic, we have not made COVID-19 related adjustments to the metrics, relative weightings, or performance goal levels for our NEOs’ LTI awards, and we made no mid-stream COVID-19 related adjustments to the bifurcated performance goals established under our 2021 annual cash incentive plan.
2021 Performance and Incentive Pay Outcomes
Our 2021 compensation program was designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation and pay for performance.
The following table and related footnotes summarize and define the performance measures associated with our NEOs' 2021 annual cash incentive and performance share unit awards and highlight key performance results for 2021:

2021 Performance	2021 Executive Pay Results
•Adjusted EBITDA[1] was $234.1 million, which was 34.7% above target	•Short-term incentive awards were earned at a level of 177.2% of Target
•All compliance goals[2], established in the first quarter of 2021, for the Company were fully achieved	•Performance Share Units (PSUs) were earned at a level of 194.5% of Target to 195.6% of Target depending on applicable plan metrics
•Total Revenues were $1.846 billion, which was 8.1% above target
•Adjusted Pre-Tax Income[3] was $167.9 million, which was 77.9% above target
•Adjusted Return on Capital[4] of 20.0%, which was 74.8% above target

[1] Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and is based on GAAP earnings before interest expense, taxes, depreciation, and amortization for the Company, adjusted for certain non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Adjusted EBITDA results reflect adjustments to exclude restructuring charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company. For a reconciliation of Adjusted EBITDA to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

[2] Compliance-related goals established in the first quarter of 2021 focused on (1) customer opportunities, (2) enhancing lease renewals compliance scoring, (3) enhancing information security, (4) enhancing eCommerce / centralized decisioning, and (5) enhancing store field compliance audits.

[3] Adjusted Pre-Tax Income is earnings before income taxes for the Company adjusted for non-GAAP items related to non-routine items that are not reflective of ordinary earnings activity. Adjusted Pre-Tax Income results reflect adjustments to exclude certain adjustments to normalize amortization expense resulting from franchisee acquisitions, restructuring charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company. For a reconciliation of Adjusted Pre-Tax Income to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

4 We define Adjusted Return on Capital as net operating profit (which we define as operating profit adjusted for certain non-recurring items) after tax divided by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders’ equity. For a reconciliation of Return on Capital to the closest GAAP measurement, refer to the reconciliation set forth in Appendix A.

Say on Pay Vote. Last year, our shareholders cast an advisory vote to approve our named executive officer compensation as described in our 2021 proxy statement, with the result that over 97% of the total votes cast approved the compensation of our NEOs. The Compensation Committee considered these results, and given the high level of support, did not make any changes to our executive compensation policies or practices that were directly driven by the say on pay vote. However, the Compensation Committee regularly evaluates and revises the executive compensation program as it considers necessary to better reflect our evolving business circumstances. During 2021, the Compensation Committee conducted an in-depth review of the executive compensation program and did not make any significant changes for the 2021 year.
Objectives of Executive Compensation
The primary objectives and priorities of our executive compensation program are to:
• attract, motivate, and retain quality executive leadership;
• align the incentive goals of executive officers with the interests of shareholders;
• motivate the individual performance of each executive officer;
• improve overall Company performance; and
• support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee considered a variety of factors when approving the compensation program, including (i) changes in business strategy, (ii) Company performance expectations, (iii) external market data, (iv) Company and business performance, (v) individual performance, and (vi) internal equity. A more complete description of the process for establishing our 2021 executive compensation programs is described below and throughout this Compensation Discussion and Analysis.
Compensation Process Summary for 2021
Role of the Compensation Committee. The Compensation Committee’s role was to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant human resources matters.
More specifically, the Compensation Committee reviewed and discussed proposed compensation for our NEOs, evaluated their performance, and set their compensation. In addition, the Compensation Committee approved all equity awards for NEOs and other executive officers.
Role of Management. The Compensation Committee considered the input and recommendations of the Chief Executive Officer with respect to our executive compensation programs and decisions that impacted other NEOs. Mr. Wall also provided input with respect to financial goals and recommendations and overall program design. Although management and other invitees at the Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officers participate.
Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2021, the Compensation Committee retained the services of Exequity, LLP ("Exequity") which reported directly to the Compensation Committee but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the Securities and Exchange Commission ("SEC") and "NYSE" listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant could vary from year to year, the following are the services generally provided by the independent consultant:
• providing information on trends and related legislative, regulatory, and governance developments;
• reviewing and recommending any changes to the peer group used for comparative market analysis for the consideration and approval of the Compensation Committee;
• conducting competitive assessments of executive compensation levels and incentive program designs;
• consulting on compensation for outside directors;
• conducting a review of the compensation programs from a risk assessment perspective;
• reviewing compensation tally sheets on our executive officers;
• assisting with review and disclosures regarding the executive compensation programs; and
• reviewing the Compensation Committee’s annual calendar and related governance matters.
Representatives from Exequity attended all the Compensation Committee meetings pertaining to 2021 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.

Comparative Market Data
Role of Market Data. Our Compensation Committee used compensation market data as a reference for understanding the competitive positioning of each element of our executive pay program and total compensation. The market data is used to inform pay levels for our executive officers.
In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include: (i) objective measurements of business performance, (ii) accomplishment of compliance, strategic, and financial objectives, (iii) development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters the Compensation Committee deems relevant to our short-term and long-term success.
Peer Groups. With respect to 2021 compensation decisions, the Compensation Committee referenced the market study that was conducted by its independent consultant for 2020. The peer group used in that study was proposed by the independent consultant and approved by the Compensation Committee. That peer group, which is listed below and includes 17 companies representing a blend of retail and consumer finance companies, was selected based on similarity in terms of size, complexity, and business focus. The peer group served as the principal reference group for our Company's executives. In addition, the Compensation Committee also reviewed general industry survey data as a secondary reference. Survey data was sourced from Aon’s 2019 U.S. TCM Online Executive and Senior Management Survey.
2021 Company Peer Group

Consumer Finance Companies	Retail Companies
OneMain Holdings, Inc.	Big Lots, Inc.
FirstCash, Inc.	The Michaels Companies, Inc.
Encore Capital Group, Inc.	Rent-A-Center, Inc.
CURO Group Holdings Corp.	RH
EZCORP, Inc.	Five Below, Inc.
Enova International, Inc.	Sleep Number Corporation
Credit Acceptance Corporation	Ollie’s Bargain Outlet Holdings, Inc.
Conn’s, Inc.
Haverty Furniture Companies, Inc.
Ethan Allen Interiors, Inc.

Base Salary
Base salary is intended to reflect the scope of an executive’s role. The Compensation Committee reviews executive officer base salaries annually and adjusts as necessary to help ensure that salary levels remain appropriate and competitive. Salary increases are made after considering relevant factors, including:
• breadth and scope of an executive’s role, including any significant change in duties;
• competitive market pay levels;
• internal comparisons to similar roles;
• individual performance throughout the year; and
• overall economic climate and Company performance.
Base Salary for 2021. The Compensation Committee adjusted base salaries of our NEOs (other than Messrs. Wall and Noe) in connection with the spin-off transaction. Such adjustments shown below were made effective at the beginning of December 2020 and were effective for 2021. No adjustments were made to the NEO's base salaries during 2021, but Mr. Noe's base salary was initially established at $255,000 in connection with his commencement of employment with the Company. The 2021 annual base salary rates for our NEOs are set forth in the table below:

Named Executive Officer	2021 Base Salary Rate
Douglas A. Lindsay	$850,000
Stephen Olsen	$600,000
C. Kelly Wall	$500,000
Rachel G. George	$475,000
Douglass L. Noe	$255,000
Annual Cash Incentive Awards
Our annual cash incentive plan provides the opportunity to earn cash rewards for meeting Company financial and operational performance goals. Under the annual cash plan, our NEOs have the potential to earn cash incentive awards based on performance against pre-determined performance goals, with amounts varying based on the degree to which the related goals were achieved.
Target Awards. the Compensation Committee approved a target award opportunity for each NEO as outlined below. Such adjustments shown below were made effective at the beginning of December 2020 and were effective for 2021. The Chief Executive Officer consulted with the Compensation Committee on the targets of our NEOs.

Named Executive Officer	2021 Target Annual Incentive
Douglas A. Lindsay	$1,000,000
Stephen Olsen	$600,000
C. Kelly Wall	$325,000
Rachel G. George	$310,000
Douglass L. Noe	$87,534
Performance Goals and Results. For the 2021 annual incentive plan, adjusted EBITDA weighted at 80% and Compliance weighted at 20% were used to assess Company financial and strategic performance. To address the uncertainty of COVID-19 and possible government stimulus payments and the related impact on the Company's financial and operational performance during 2021, the Compensation Committee established bifurcated goals for Adjusted EBITDA and annual goals for the Compliance objective, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum incentive payout level. For Adjusted EBITDA, the payout range was from 25% of target (if threshold performance was achieved) to 200% of Target (if maximum performance was achieved), with interpolation of performance between the Threshold and Maximum levels. For Compliance, the payout ranged from 0% to 125% of Target (based on the number of compliance goals achieved). At the start of the year, the Compensation Committee established five discrete compliance objectives for the NEOs as described above.
The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO. In the event that the applicable Adjusted EBITDA threshold level was not achieved, any payout earned with respect to the Compliance objectives would be reduced by 50%. Adjustments to the applicable financial metrics are described above under the heading "2021 Performance and Incentive Pay Outcomes". The level of performance under the 2021 incentive compensation program was determined by the Compensation Committee in February of 2022, based on actual performance for each of the six-month measurement periods from January 2021 to June 2021 (1st Half) and July 2021 through December 2021 (2nd Half).

Annual Incentive Plan Performance
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Year Ending 12/31/2021	% of Target	Payout Calculation
Adjusted EBITDA - 1st Half [2]	40%	$78.9	$91.0	-	$94.7	$106.8	$139.2	139.9%	200.0%
Adjusted EBITDA - 2nd Half [3]	40%	$64.7	$76.1	-	$85.8	$97.2	$94.9	117.3%	180.5%
Potential Payout %		25%	100%			200%
Compliance	20%	3 Projects	4 Projects			5 Projects	5 Projects	125.0%	125.0%
Potential Payout %		50%	100%			125%	Final Payout		177.2%

(1) If actual performance falls within this range, then payout is at 100% of target.
(2) The performance targets for the Adjusted EBITDA metric for the first half of 2021 were established and communicated to participants during the first quarter of 2021.
(3) The performance targets for the Adjusted EBITDA metric for the second half of 2021 were established and communicated to participants during the third quarter of 2021.
Based on the above performance results, the chart below provides the annual cash incentive award earned for each of our NEOs for 2021 performance relative to targets established for the year.

Named Executive Officer	Target Annual Incentive[1]	Award Earned under Annual Incentive Plan
Douglas A. Lindsay	$1,000,000	$1,771,900
Stephen Olsen	$600,000	$1,063,100
C. Kelly Wall	$325,000	$575,800
Rachel G. George	$310,000	$549,200
Douglass L. Noe	$87,534	$155,000

(1) Calculated on annual base salary paid for 2021.
Changes to Award Opportunities for 2022. For 2022, the Compensation Committee determined it was appropriate to return to an annual performance period for adjusted EBITDA, with no other changes to the annual compensation plan.
Bonus Compensation
In connection with Ms. George's appointment as our General Counsel, Corporate Secretary and Chief Corporate Affairs Officer in November 2020, we provided a sign-on bonus of $200,000 and a retention bonus of $200,000. The sign-on bonus was provided as a recruiting effort and in recognition of incentive compensation Ms. George would forfeit when leaving her former employer. The sign-on bonus is subject to repayment should she not remain employed for 24 months. The retention bonus was predicated on the completion of one year of employment. The retention bonus was paid in 2021 and is reported in the 2021 Summary Compensation Table below.
Long-Term Equity Incentive Awards
2021 long-term equity incentive awards are intended to:
• reward the achievement of business objectives that the Compensation Committee believed would benefit shareholders;
• further align the interests of senior management with those of shareholders; and
• assist with retaining senior management to ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considered market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of 2021 equity awards.

Award Type and Mix. For 2021, annual equity awards were made in the form of Performance Share Units ("PSUs"), stock options, and time-based restricted stock awards ("RSAs"), consistent with 2020. To balance long-term performance, retention, and the uncertainty of the business impact of COVID-19 and related government stimulus payments, 2021 equity awards were evenly weighted across all vehicles at 33.4% PSUs, 33.3% stock options, and 33.3% RSAs for Messrs. Lindsay, Olsen, and Wall, and Ms. George. Mr. Noe's, who is our Vice President, Controller and Chief Accounting Officer, 2021 equity awards were made in the form of 33.3% performance share units and 66.7% time-based restricted stock awards, consistent with other Vice Presidents in the organization.
The graphic below depicts the 2021 equity award mix for Messrs. Lindsay, Olsen, Wall and Ms. George:
The graphic below depicts the 2021 equity award mix for Mr. Noe:

Equity Award	Objective	Provisions

Performance Share Units	•Focus participants on the fundamentals of growing the business and increasing the level of earnings over the long term. •One-year performance period helps ensure greater validity in our forecasts.
•Number of PSUs earned based on one-year company performance.
•Earned awards are subject to additional time-based vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Stock Options	•Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	•Pro rata annual three-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Restricted Stock	•Addresses competitive concerns with a focus on retaining key executives needed to realize long-term performance objectives.	•Pro rata annual three-year vesting, with vesting generally occurring in three equal increments following the first, second, and third anniversaries of the grant.

Target Awards. Target awards for 2021 for our NEOs are shown below. Such adjustments shown below were made effective at the beginning of December 2020 and were effective for 2021.

Named Executive Officer	2021 LTI Target
Douglas A. Lindsay	$3,550,000
Stephen Olsen	$800,000
C. Kelly Wall	$500,000
Rachel G. George	$475,000
Douglass L. Noe	$127,500
These award targets were set by the Compensation Committee after reviewing the general award levels across our peer group and considering the responsibilities of each NEO.
The dollar value of the target award levels for regular annual awards presented in the table above differ from the aggregate grant date fair values for our NEOs’ LTI awards as reported in the 2021 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2021 table because the Compensation Committee determined the number of shares subject to each award based on its view of the appropriate value to assign to each award rather than the accounting expense that would be recognized.
The LTI target awards that were granted to our NEOs pursuant to the 2021 program structure are set forth in the table below:

2021 Equity Awards
LTI Target Value

Named Executive Officer	Stock Options	+	Restricted Stock	+	PSUs	=	2021 LTI Value Target
Douglas A. Lindsay[1]	$1,183,333		$1,183,333		$1,183,333		$3,550,000
Stephen Olsen[1]	$266,667		$266,667		$266,667		$800,000
C. Kelly Wall[1]	$166,667		$166,667		$166,667		$500,000
Rachel G. George[1]	$158,333		$158,333		$158,333		$475,000
Douglass L. Noe	$—		$85,000		$42,500		$127,500

[1] Equity awards were made in the form of 33.4% performance share units, 33.3% stock options, and 33.3% time-based restricted stock awards in 2021 for Messrs. Lindsay, Olsen, and Wall, and Ms. George.

Shares Awarded (at target)

Named Executive Officer	Stock Options	+	Restricted Stock	+	PSUs	=	2021 LTI Shares at Target
Douglas A. Lindsay	104,250		54,390		54,390		213,030
Stephen Olsen	23,520		12,270		12,270		48,060
C. Kelly Wall	14,700		7,680		7,680		30,060
Rachel G. George	13,950		7,290		7,290		28,530
Douglass L. Noe	—		3,930		1,980		5,910

Performance Share Units Performance Measures and Weights. The metrics and weights for the PSUs granted in 2021 were as follows:

2021 LTI Plan Metrics Lindsay, Wall, Olsen and George	2021 LTI Plan Metrics Noe
40% Total Revenues	50% Total Revenues
40% Adjusted Pre-Tax Income	50% Adjusted Pre-Tax Income
20% Adjusted Return on Capital

The Compensation Committee selected these measures to focus participants on growing the business and on sustaining and improving the quality of our Company’s earnings, as well as to ensure no overlap in the incentive metrics utilized in the annual and long-term plan.
Performance Goals and Results. The Compensation Committee established goals for each of the performance measures in the PSU program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum number of shares that could be earned. The number of shares that could be earned ranged from 25% to 200% of Target. Payouts for results between these levels are interpolated. If the results are less than threshold, then no shares would be earned.
The level of performance achievement for the 2021 PSU awards was determined by the Compensation Committee in February 2022, based on actual performance from January 2021 through December 2021.
The following tables summarize the performance goals, performance results (adjusted as described above under the heading "2021 Performance and Incentive Pay Outcomes"), and related earning levels as a percent of Target for each NEO:

Aaron's: Lindsay, Olsen, Wall and George
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Year Ending 12/31/2021	% of Target	Payout Calculation
Total Revenues	40%	$1,553	$1,681	-	$1,732	$1,860	$1,846	108.1%	189.0%
Adjusted Pre-Tax Income	40%	$75.5	$92.5	-	$96.2	$113.0	$167.9	177.9%	200.0%
Adjusted ROC	20%	9.7%	11.3%	-	11.5%	13.1%	20.0%	174.8%	200.0%
Payout		25%	100%			200%			195.6%

Aaron's: Noe
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Year Ending 12/31/2021	% of Target	Payout Calculation
Total Revenues	50%	$1,553	$1,681	-	$1,732	$1,860	$1,846	108.1%	189.0%
Adjusted Pre-Tax Income	50%	$75.5	$92.5	-	$96.2	$113.0	$167.9	177.9%	200.0%
Payout		25%	100%			200%			194.5%

(1) If actual performance falls within this range, the payout is 100% of target.
The PSUs earned by the NEOs based on 2021 performance will generally vest in three annual increments on March 7, 2022, 2023, and 2024.
As disclosed in the Company's Proxy Statement filed with the SEC on July 14, 2021, due to the limited number of shares of common stock available under the 2020 Plan for grants of 2021 long-term incentive awards as of the date of grant, the PSUs granted in March 2021 to our named executive officers (as well as PSUs granted on this date to other participating employees) were classified and accounted for as if they were to be settled solely in cash unless and until our Amended and Restated 2020 Plan, with an additional pool of shares authorized for issuance, was approved by our shareholders, which subsequently occurred on August 25, 2021. As a result of the shareholder approved Amended and Restated 2020 Plan, along with the Compensation Committee’s action and approval, these awards thereafter were classified in order to be settled in shares of common stock.
New Changes for 2022
For 2022, the Compensation Committee approved changes to the LTI plan for NEOs to better reflect market practice, ensure a greater weighting on performance awards, and create greater alignment with shareholders. The awards for Messrs. Lindsay, Olsen, Wall and Ms. George for 2022 include 20% stock options, 30% RSAs, and 50% PSUs, with 70% of awards being performance-based. Mr. Noe's 2022 awards include 50% RSAs and 50% PSUs. Awards reflect a balanced portfolio fulfilling different objectives of retention, shareholder alignment, and performance. Stock options and RSAs will continue to vest ratably over three years and provide alignment with stock price performance. The PSU awards have a three-year performance period based on relative total shareholder return ("rTSR") and adjusted EBITDA, equally weighted. The use of

rTSR and adjusted EBITDA provide an equal focus on internal and external goals. The Compensation Committee made the decision to move to a three-year performance period based on market practice and to ensure greater focus on sustained long-term performance.
In recognition of the permanent deferral in value and to retain and incentivize our key executives, the Compensation Committee also approved a special RSA award to our NEOs to offset the value loss in the initial two years of the new PSU awards. Our NEOs’ total target direct compensation for 2022, including the one-time bridge awards, continues to be consistent with our peer group and survey data market practice.
Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee, at its first meeting in early 2021, adopted stock ownership guidelines, requiring compliance within five years of policy adoption or appointment to role, to further align the interests of our senior executives with our shareholders. The table below summarizes the guidelines that apply to our executives. All of the NEOs that are subject to these requirements are currently in compliance with these guidelines. Douglass Noe is not subject to stock ownership guidelines based on his current role and reporting level in the organization.

Feature	Provision

Required levels	5x base salary: Chief Executive Officer 2x base salary: President, EVP Chief Financial Officer, and EVP, General Counsel, Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs and RSAs Earned but unvested PSUs "In the money" value of vested but unexercised stock options
Clawback Policy. The Company has adopted a policy that provides annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.
Tally Sheets. The Compensation Committee reviewed tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allowed the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTI, severance, and change-in-control arrangements. The tally sheets were intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of the compensation program.
Executive Benefits and Perquisites
Our executive compensation program provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites generally represents a small portion of a NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee expects to periodically review the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.
Retirement Plans. Our NEOs participate on the same basis as other employees in our 401(k) retirement plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.

Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the Company’s 401(k) Plan and any prior contributions will continue to vest under the preceding vesting schedule that applied under the Former Parent’s 401(k) retirement plan.
Under the Company’s Deferred Compensation Plan (as defined below), a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Perquisites. Our NEOs may use company aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost of such use by each NEO, if any, is included under the "All Other Compensation" column of "Executive Compensation - 2021 Summary Compensation Table."
In connection with her appointment as our General Counsel, Corporate Secretary and Chief Corporate Affairs Officer in November 2020, we agreed to reimburse Ms. George for relocation expenses in connection with her relocation to the Atlanta, Georgia area. We also agreed to provide her a tax gross-up reimbursement payment for the tax impact of the relocation reimbursements. Tax gross-up of reimbursement payment for relocation expenses is our standard practice and available to other employees who relocate. These reimbursement payments related to expenses associated with Ms. George's relocation were not incurred until 2021, and will be subject to clawback in the event Ms. George ceases employment with us within 18 months of her date of hire.
Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders or hire executives from outside the Company if we are not able to offer them the type of protections typically found in the market.
Accordingly, we are party to a severance and change in control agreement with Mr. Lindsay and Mr. Wall that details the benefits they would receive in the event their employment is terminated under various scenarios. Our other NEOs are covered by our severance plan, which is intended to provide certain benefits in the event employment is terminated other than for cause, disability or death. The severance and change-in-control agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. We have not entered into any employment agreements with our NEOs.
The specific details of the severance and change in control agreements and our severance plan are described later in this Proxy Statement, in the section titled "Executive Compensation - Potential Payments Upon Termination or Change in Control."
Tax Effects of Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million is not tax deductible. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.
Risk Assessment in Compensation Programs
We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The Compensation Committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
Consideration of Shareholder Advisory Vote. This Compensation Discussion and Analysis will be subject to an advisory say-on-pay vote at the Annual Meeting . Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. Although the say-on-pay vote is non-binding, the

Compensation Committee intends to consider the outcomes of say-on-pay votes when making future compensation decisions for our NEOs and will consider adjustments to support our strategies and to remain market competitive.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company's website, https://investor.aarons.com under "Corporate Governance"—"Highlights". The Compensation Committee is comprised of four independent members of the Board as defined under the listing standards of the NYSE and under the Compensation Committee's charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Walter G. Ehmer (Chair)
Kelly H. Barrett
Timothy A. Johnson
Marvonia P. Moore

EXECUTIVE COMPENSATION
2021 Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2021.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)($)	Option Awards(3)($)	Non-Equity Incentive Plan Compensation(4)($)	All Other Compensation(5)($)		Total ($)
Douglas A. Lindsay	2021	850,000	—	2,367,053	996,630	1,771,900	12,842	(6)	5,998,425
Chief Executive Officer	2020	624,425	—	1,506,953	1,430,671	1,184,800	25,199		4,772,048
	2019	600,000	—	1,014,250	340,866	542,800	12,010		2,509,926
Stephen Olsen	2021	600,000	—	533,990	224,851	1,063,100	22,385	(6),(7)	2,444,326
President	2020	547,115	—	625,947	306,312	743,400	22,800		2,245,574
	2019	450,000	—	204,800	68,173	183,200	30,563		936,736
C. Kelly Wall	2021	500,000	—	334,234	140,532	575,800	24,010	(6),(7)	1,574,576
Chief Financial Officer	2020	393,395	250,000	364,684	156,209	382,300	22,800		1,569,388
	2019	300,000	—	136,534	45,841	130,700	22,850		635,925
Rachel G. George	2021	475,000	200,000	317,261	133,362	549,200	226,702	(7),(8)	1,901,525
EVP — General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Corporate Affairs Officer	2020	45,673	200,000	—	—	—	—		245,673
Douglass L. Noe	2021	250,096	—	128,602	—	155,000	—		533,698
VP — Corporate Controller and Principal Accounting Officer
(1)For Ms. George, reflects a $200,000 retention bonus paid to her in 2021 as described in the "Bonus Compensation" section of the Compensation Discussion and Analysis above.
(2)Amounts in this column include the aggregate grant date fair value of awards of RSAs and PSUs as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718. See Note 11 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in calculating these amounts. For the time-based RSAs granted in 2021, the grant date fair value is calculated using the Company's closing stock price on the date of grant. For the PSUs granted in 2021, the grant date fair value is also based on the closing stock price of our common stock on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the PSU awards granted in 2021 are achieved, the grant date fair value of the 2021 PSU awards would be: for Mr. Lindsay, $2,367,053; for Mr. Olsen, $533,990; for Mr. Wall, $334,234; for Ms. George, $317,261; and for Mr. Noe, $86,170.
(3)Amounts in this column include the grant date fair value of awards of stock options as calculated in accordance with FASB ASC Topic 718. For the stock options awarded in 2021, the Company determined the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 11 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in calculating these amounts.
(4)Reflects the value of the annual cash incentive award earned under the annual cash incentive award program.
(5)We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.
(6)Amounts include matching contributions in the amount of $11,600 made to Mr. Lindsay’s and Mr. Wall’s account, and $9,975 to Mr. Olsen’s account, as applicable, in the Company’s 401(k) plan.
(7)Amounts also include matching contributions in the amount of $11,600 made to Mr. Wall's, Mr. Olsen's, and Ms. George's account, as applicable, as part of the Company's nonqualified deferred compensation plan. These amounts are also included in the Nonqualified Deferred Compensation table below.
(8)For Ms. George, reflects relocation reimbursement of $214,592, including a tax reimbursement of $64,592, paid to her during 2021 as described in the "Executive Benefits and Perquisites" section of the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards in Fiscal Year 2021
Our Compensation Committee granted annual cash incentive awards, restricted stock, stock options and performance shares to our named executive officers during 2021. Set forth below is information regarding awards granted in 2021.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Under- lying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas A. Lindsay
AIP(6)		50,000	1,000,000	1,850,000
PSUs	3/2/2021				2,720	54,390	108,780				1,183,526
RSAs	3/2/2021							54,390			1,183,526
Stock Options	3/2/2021								104,250	$21.76	996,630
Stephen Olsen
AIP		30,000	600,000	1,110,000
PSUs	3/2/2021				614	12,270	24,540				266,995
RSAs	3/2/2021							12,270			266,995
Stock Options	3/2/2021								23,520	$21.76	224,851
C. Kelly Wall
AIP		16,250	325,000	601,250
PSUs	3/2/2021				384	7,680	15,360				167,117
RSAs	3/2/2021							7,680			167,117
Stock Options	3/2/2021								14,700	$21.76	140,532
Rachel G. George
AIP		15,500	310,000	573,500
PSUs	3/2/2021				365	7,290	14,580				158,630
RSAs	3/2/2021							7,290			158,630
Stock Options	3/2/2021								13,950	$21.76	133,362
Douglass L. Noe
AIP		4,377	87,534	161,937
PSUs	3/2/2021				248	1,980	3,960				43,085
RSAs	3/2/2021							3,930			85,517
Stock Options	3/2/2021								—	—	—
(1)Represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for Adjusted EBITDA and compliance, measured on a Company-wide basis. The amounts actually earned are included in the "Non-Equity Incentive Plan Compensation" column of the 2021 Summary Compensation Table.
(2)Represents the PSUs granted to our NEOs in 2021 under our long-term equity incentive award program. Performance metrics for Mr. Lindsay, Mr. Olsen, Mr. Wall, and Ms. George included Total Revenues, Adjusted Pre-Tax Income, and Adjusted Return on Capital. Performance metrics for Mr. Noe included Total Revenues and Adjusted Pre-Tax Income. For all NEOs except Mr. Noe, the threshold number of shares represents 5% of target, and the maximum number of shares represents 200% of target. For Mr. Noe, the threshold number of shares represents 12.5% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2022, 2023 and 2024. Based on our financial performance for the year as determined by the Compensation Committee, PSUs were earned under the 2021 program at 195.6% of target Mr. Lindsay, Mr. Olsen, Mr. Wall, and Ms. George and at 194.5% of target for Mr. Noe.
(3)Represents the time-based RSAs granted to our NEOs in 2021 that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2022, 2023 and 2024.
(4)Represents stock options granted to Mr. Lindsay, Mr. Olsen, Mr. Wall, and Ms. George in 2021 that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2022, 2023 and 2024.
(5)Represents the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718. See Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used in calculating these amounts.
(6)Annual incentive plan.
The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan
General. The purpose of The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan, or "the Amended and Restated 2020 Plan," which was approved by the Company’s Board of Directors on July 12, 2021 and by the Company's shareholders on August 25, 2021, is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward outstanding individuals to serve as directors, officers and employees.

Administration of the 2020 Equity and Incentive Plan. The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the "Committee") to administer the Amended and Restated 2020 Plan, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Compensation Committee has the right, subject to the terms of the Amended and Restated 2020 Plan, to select the persons who receive awards under the Amended and Restated 2020 Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Amended and Restated 2020 Plan. Subject to the express provisions of the Amended and Restated 2020 Plan, the Compensation Committee is authorized and empowered to do all things that the Compensation Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the Amended and Restated 2020 Plan.
Types of Awards. The Amended and Restated 2020 Plan permits grants of non-qualified stock options ("NQSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance share units, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Minimum Vesting Requirement. In general, awards granted under the Amended and Restated 2020 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date, except that the following awards are not subject to the minimum vesting requirement: (a) certain awards granted in the substitution or assumption of awards of an entity acquired by the Company, as further described in the Amended and Restated 2020 Plan; (b) common stock delivered in lieu of fully vested cash obligations; and (c) additional awards the Compensation Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the Amended and Restated 2020 Plan. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide for the continued vesting or accelerated vesting for any award under the Amended and Restated 2020 Plan upon certain events, including in connection with or following a participant's death, disability, or termination of service or a change in control of the Company.
Shares Available for Issuance. The aggregate number of shares available for issuance pursuant to awards granted under the Amended and Restated 2020 Plan is 6,775,000 shares (the "Share Pool"), subject to adjustment as described in the Amended and Restated 2020 Plan, of which 2,428,501 shares remain available for issuance as of March 11, 2022. The shares issued by the Company under the Amended and Restated 2020 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares subject to awards under the Amended and Restated 2020 Plan are not issued, or are returned to the Company, including as a result of a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, RSA, RSU, performance share, performance unit or other stock-based award under the Amended and Restated 2020 Plan, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered will be deemed delivered for purposes of determining the Share Pool and will not be available for further awards under the Amended and Restated 2020 Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Amended and Restated 2020 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options will not be added back to the Share Pool.
Amendment and Termination. The Board of Directors or the Compensation Committee may amend or terminate the Amended and Restated 2020 Plan in whole or in part at any time, but the amendment or termination cannot materially adversely affect any rights or obligations with respect to an award previously granted without the affected participant's written consent, unless otherwise required by law. The Company must obtain the approval of the shareholders before amending the Amended and Restated 2020 Plan to the extent required by Section 422 of the Internal Revenue Code or the rules of the NYSE or other applicable law.
The Compensation Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Amended and Restated 2020 Plan, but the amendment will generally not be effective without the participant's written consent if the amendment is materially adverse to the participant. The Compensation Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

The Aaron’s Company, Inc. Employee Stock Purchase Plan
General. The purpose of The Aaron's Company, Inc. Employee Stock Purchase Plan (the "ESPP"), which was approved by the Company's Board of Directors and Former Parent (at the time, the Company's sole shareholder), on November 11, 2020, is to encourage ownership of the Company's common stock by eligible employees. Specifically, the ESPP provides eligible employees of the Company and certain of the Company's subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and the Company. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, without obtaining shareholder approval within 12 months before or after such amendment. The ESPP is a tax-qualified plan under Section 423 of the Internal Revenue Code.
Administration. The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or the Company's employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In general, the ESPP will be administered in such a manner so as to comply with applicable requirements of Section 423 of the Internal Revenue Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Offering Period, Purchase of Shares. Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length. The first offering period under the ESPP began on January 1, 2021.
Shares Available for Issuance. The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of December 31, 2021, the aggregate number of shares of common stock that may be issued under the ESPP was 131,438.
Individual Executive Agreements and Pay Mix
For information regarding the individual agreements we have entered into with certain of our NEOs, see "Potential Payments Upon Termination or Change of Control" below. For information regarding the amount of salary and annual incentive compensation in proportion to total compensation, see "Compensation Discussion and Analysis—Components of the Executive Compensation Program."

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards with respect to the Company's common stock held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2021. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2021, which was $24.65.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Douglas A. Lindsay
	63,597		—		6.55	2/1/2026	—		—	—		—
	48,969		—		7.86	2/24/2027	—		—	—		—
	78,447		—		13.67	3/2/2028	—		—	—		—
	40,123	(2)	20,061	(2)	15.67	2/21/2029	—		—	—		—
	28,155	(3)	56,311	(3)	10.06	3/6/2030	—		—	—		—
	—		104,250	(4)	21.76	3/2/2031	—		—	—		—
	—		—		—	—	1,040	(5)	25,636	—		—
	—		—		—	—	19,923	(6)	491,102	—		—
	—		—		—	—	54,390	(7)	1,340,714	—		—
	—		—		—	—	1,624	(8)	40,032	—		—
	—		—		—	—	79,692	(9)	1,964,408	—		—
	—		—		—	—	—		—	54,390	(10)	1,340,714
Stephen Olsen
	5,257		—		13.67	3/2/2028	—		—	—		—
	8,024	(2)	4,012	(2)	15.67	2/21/2029	—		—	—		—
	10,584	(3)	21,168	(3)	12.35	2/25/2030	—		—	—		—
	—		23,520	(4)	21.76	3/2/2031	—		—	—		—
	—		—		—	—	210	(5)	5,177	—		—
	—		—		—	—	7,470	(6)	184,136	—		—
	—		—		—	—	12,270	(7)	302,456	—		—
	—		—		—	—	328	(8)	8,085	—		—
	—		—		—	—	29,746	(9)	733,239	—		—
	—		—		—	—	—		—	12,270	(10)	302,456
C. Kelly Wall
	5,879		—		7.86	2/24/2027	—		—	—		—
	6,986		—		13.67	3/2/2028	—		—	—		—
	5,396	(2)	2,697	(2)	15.67	2/21/2029	—		—	—		—
	3,701	(3)	7,402	(3)	12.35	2/25/2030	—		—	—		—
	—		14,700	(4)	21.76	3/2/2031	—		—	—		—
	—		—		—	—	140	(5)	3,451	—		—
	—		—		—	—	2,629	(6)	64,805	—		—
	—		—		—	—	5,659	(6)	139,494	—		—
	—		—		—	—	7,680	(7)	189,312	—		—
	—		—		—	—	249	(8)	6,138	—		—
	—		—		—	—	7,034	(9)	173,388	—		—
	—		—		—	—	—		—	7,680	(10)	189,312
Rachel G. George
	—		13,950	(4)	21.76	3/2/2031	—		—	—		—
	—		—		—	—	7,290	(7)	179,699	—		—
	—		—		—	—	—		—	7,290	(10)	179,699
Douglass L. Noe
	—		—		—	—	3,930	(7)	96,875	—		—
	—		—		—	—	—		—	1,980	(10)	48,807
(1)Reflects award value based on a share price of $24.65, the closing price of our common stock on December 31, 2021.
(2)These options vest in three equal increments on each of March 7, 2020, 2021 and 2022.
(3)These options vest in three equal increments on each of March 7, 2021, 2022 and 2023.

(4)These options vest in three equal increments on each of March 7, 2022, 2023 and 2024.
(5)These RSAs vested on March 7, 2022.
(6)One half of these RSAs vested on March 7, 2022 and the remaining one-half are expected to vest on March 7, 2023.
(7)These RSAs vest in three equal increments on each of March 7, 2022, 2023 and 2024.
(8)Amounts shown reflect earned PSUs that vested on March 7, 2022.
(9)Amounts shown reflect earned PSUs, one half of which vested on March 7, 2022 and the remaining one-half are expected to vest on March 7, 2023.
(10)Amounts shown reflect performance shares that have met specific performance goals and service periods, which, based on Company performance, are reflected at the target award level, but have been reflected as unearned pending final certification and approval by the Compensation Committee. Performance shares earned vest in three equal increments on each of March 7, 2022, 2023 and 2024.
Options Exercised and Stock Vested in Fiscal Year 2021
The following table provides information for the named executive officers regarding (i) Company stock option exercises during 2021, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of Company stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Douglas A. Lindsay	—	—	56,076	1,343,581
Stephen Olsen	—	—	19,873	476,157
C. Kelly Wall	—	—	8,528	204,331
Rachel G. George	—	—	—	—
Douglass L. Noe	—	—	—	—

(1)Reflects the value of options exercised based on the difference between the closing price of our common stock on the day of exercise and the applicable exercise price.
(2)Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.
Nonqualified Deferred Compensation
The Company maintains The Aaron's Company, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated employees and non-employee directors. Prior to the separation and distribution date, eligible employees participated in the Former Parent's Deferred Compensation Plan. Following the separation and distribution, the rights and obligations of the Deferred Compensation Plan related to the Company's employees were transferred from Former Parent to the Company pursuant to the Employee Matters Agreement entered into in connection with the separation. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base compensation and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees.
Compensation deferred under the Deferred Compensation Plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in our consolidated balance sheets. The deferred compensation plan liability was $10.9 million and $10.5 million as of December 31, 2021 and 2020, respectively. Liabilities under the Deferred Compensation Plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt "mirror" funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the Deferred Compensation Plan primarily with Company-owned life insurance policies. The value of the assets within the rabbi trust, which is primarily the cash surrender value of the life insurance, was $15.7 million and $16.1 million as of December 31, 2021 and 2020, respectively, and is included in prepaid expenses and other assets in our consolidated balance sheets. The Company recorded gains related primarily to changes in the cash surrender value of the life insurance plans of $1.6 million, $1.7 million and $2.1 million during the years ended December 31, 2021, 2020 and 2019, respectively.
The terms of the Deferred Compensation Plan include a discretionary match. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match is not to exceed $11,600 for an individual employee for 2021 and is subject to a three-year cliff vesting schedule. Deferred compensation expense charged to operations for the matching contributions was not significant during the periods presented herein.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name	Executive Contributions in 2021 ($) (2)	Registrant Contributions in 2021 ($) (3)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2021 ($) (5)
Douglas A. Lindsay(1)	$—	$—	$31,795	$—	$236,935
Stephen Olsen	30,000	11,600	20,649	—	173,980
C. Kelly Wall	25,000	11,600	40,889	—	225,281
Rachel G. George	17,356	11,600	596	—	29,552
Douglass L. Noe(6)	—	—	—	—	—
(1)Mr. Lindsay did not participate in the Deferred Compensation Plan in 2021.
(2)Amounts in this column are included as "Salary" or "Non-Equity Incentive Plan Compensation" in the 2021 Summary Compensation Table.
(3)Company discretionary match is calculated and allocated in Q1 of 2022 based on contributions made in 2021. Also included in the "All Other Compensation" column of the 2021 Summary Compensation Table.
(4)Amounts in this column are not included in the 2021 Summary Compensation Table because the NEOs did not receive above-market or preferential earnings on amounts in their Deferred Compensation Plan accounts for 2021.
(5)Amounts in this column include the following amounts that were reported in our Company's Summary Compensation Table for prior fiscal years: $22,400 for Mr. Lindsay; $29,728 for Mr. Olsen; and $33,600 for Mr. Wall.
(6)Mr. Noe did not participate in the Deferred Compensation Plan in 2021.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Executive Severance Pay Plan, which we refer to as the "Severance Plan," intended to provide the Company's officers certain benefits in the event their employment is terminated by us in certain circumstances. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. The terms of the Severance Plan are substantially similar to the terms of the severance plan in effect at the Former Parent for our NEOs prior to the separation and distribution.
The Severance Plan applies to certain executives who do not have individual employment or severance agreements that provide for severance benefits, including Mr. Olsen, Ms. George and Mr. Noe. Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" (as defined in the Severance Plan), other than following a "Change in Control" as described in the following paragraph, the Company will pay to the NEO (1) a lump sum amount equal to his or her annual base salary, (2) a lump sum amount equal to 12 months of the monthly premium for coverage under the Company’s group health insurance plan in which the NEO participates on the date of termination (less administrative charges and the portion of the premium paid by an active employee for the same type of coverage) (the "COBRA Charge"), grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s "Target Bonus" for the year of termination (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan). For purposes of the Severance Plan, if an NEO’s target bonus award is expressed as a percentage of annual base salary, the "Target Bonus" is based on the NEO’s target bonus under the annual bonus program in which the NEO participates at the time of termination, and for all other participants, the "Target Bonus" is based on the average of the participant’s actual annual bonus payouts for each of the two years prior to the year of termination.
Under the Severance Plan, if a participating NEO’s employment is terminated by the Company without "Cause" or by the NEO for "Good Reason" (as defined in the Severance Plan), within the two-year period following a "Change in Control" (as defined in the Severance Plan), the Company will pay to the NEO: (1) a lump sum amount equal to the sum of 24 months (or, for Mr. Noe, 18 months) of the NEO’s base salary plus Target Bonus, (2) a lump sum amount equal to 24 months (or, for
Mr. Noe, 18 months) of the COBRA Charge, grossed up for the estimated taxes payable on such payment, and (3) a lump sum amount equal to the NEO’s Target Bonus for the year of termination, pro-rated based on the number of days completed in the performance year as of the termination date (except to the extent the NEO is already entitled to a bonus for the year of termination under the applicable bonus plan).
A participating NEO’s entitlement to severance under the Severance Plan is generally conditioned upon his or her execution and non-revocation of a customary release of claims against the Company and the NEO’s agreement to and compliance with certain restrictive covenants.
Amended and Restated Severance and Change-in-Control Agreements. In November 2020, we entered into amended and restated severance and change-in-control agreements with each of Messrs. Lindsay and Wall. Each of those agreements will continue for a term of three years and automatically renew for one-year periods after the initial term unless either party gives notice not to extend the term. Under each of these agreements, if the executive's employment is terminated by the Company during the two-year period from the consummation of a change in control (as defined in the agreement) other than for cause (as defined in the agreement), disability or death, or if employment is terminated by the executive for good reason (as defined in the agreement), the executive shall receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive's annual salary plus (y) the executive's target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by the executive over the two years prior to the year in which the termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; (iii) a lump sum cash payment equal to the executive's accrued, unused vacation time; and (iv) a lump sum payment in an amount equal to two years' worth of the executive's monthly COBRA premiums for continued coverage under the Company's group health insurance plan, in each case, payable on the sixtieth day following termination. In the event of termination by the Company other than for cause, disability or death, or termination for good reason, in the absence of a change in control, or more than two years following a change in control, the executive would be entitled to (i)(a) continued salary for twenty-four months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the twenty-four months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Lindsay (b) continued salary for eighteen months following termination plus bonus payments in an amount equal to one-twelfth of the executive's target bonus in each of the eighteen months following termination, payable no less frequently than on a monthly basis beginning on the sixtieth day following termination for Mr. Wall; and (ii) a lump sum cash payment in an amount equal to the executive's accrued, unused vacation time, payable on the sixtieth day following termination.
Equity Award Treatment. Under the terms of the Amended and Restated 2020 Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and earned PSUs immediately vest in the event of termination of employment due to death or disability. With respect to PSUs that have not been earned at the time of a termination of employment due to death or disability, those PSUs will not vest immediately, but rather, will vest pro rata at the earned amount that is determined at the end of the performance period applicable to those PSUs. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and PSUs would vest upon a termination by the employer without Cause or by the NEO for Good Reason during the following two years.
Assuming Mr. Lindsay's employment terminated or there was a change in control on December 31, 2021, potential payments and benefits have an estimated value of:

Douglas A. Lindsay
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$6,745,964	$1,771,900	$8,517,864
Termination due to Disability	$—	$6,745,964	$1,771,900	$8,517,864
Termination by Company without Cause	$3,773,934	$—	$—	$3,773,934
Termination by Executive for Good Reason	$3,773,934	$—	$—	$3,773,934
Termination by Company without Cause (following CIC)	$3,749,057	$6,745,964	$863,800	$11,358,821
Termination by Executive for Good Reason (following CIC)	$3,749,057	$6,745,964	$863,800	$11,358,821
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Olsen's employment terminated or there was a change in control on December 31, 2021, potential payments and benefits have an estimated value of:

Stephen Olsen
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$1,948,403	$—	$1,948,403
Termination due to Disability	$—	$1,948,403	$—	$1,948,403
Termination by Company without Cause	$1,083,484	$—	$—	$1,083,484
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$2,166,968	$1,948,403	$463,300	$4,578,671
Termination by Executive for Good Reason (following CIC)	$2,166,968	$1,948,403	$463,300	$4,578,671
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Wall's employment terminated or there was a change in control on December 31, 2021, potential payments and benefits have an estimated value of:

C. Kelly Wall
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$958,738	$575,800	$1,534,538
Termination due to Disability	$—	$958,738	$575,800	$1,534,538
Termination by Company without Cause	$1,272,115	$—	$—	$1,272,115
Termination by Executive for Good Reason	$1,272,115	$—	$—	$1,272,115
Termination by Company without Cause (following CIC)	$1,556,231	$958,738	$256,500	$2,771,469
Termination by Executive for Good Reason (following CIC)	$1,556,231	$958,738	$256,500	$2,771,469
Change in Control (CIC)	$—	$—	$—	$—

Assuming Ms. George's employment terminated or there was a change in control on December 31, 2021, potential payments and benefits have an estimated value of:

Rachel G. George
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$399,713	$—	$399,713
Termination due to Disability	$—	$399,713	$—	$399,713
Termination by Company without Cause	$495,184	$—	$—	$495,184
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$990,368	$399,713	$—	$1,390,081
Termination by Executive for Good Reason (following CIC)	$990,368	$399,713	$—	$1,390,081
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Noe's employment terminated or there was a change in control on December 31, 2021, potential payments and benefits have an estimated value of:

Douglass L. Noe
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$145,682	$—	$145,682
Termination due to Disability	$—	$145,682	$—	$145,682
Termination by Company without Cause	$313,534	$—	$—	$313,534
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$546,501	$145,682	$38,450	$730,633
Termination by Executive for Good Reason (following CIC)	$546,501	$145,682	$38,450	$730,633
Change in Control (CIC)	$—	$—	$—	$—
Severance Plan Definitions. For purposes of our Severance Plan, "Cause" generally means (i) the commission by the executive of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice; (ii) the willful engaging by the executive in misconduct which is deemed by the Compensation Committee, in good faith, to be materially injurious to the Company or an affiliate of the Company; or (iii) the willful and continued failure or habitual neglect by the executive to perform the executive's duties with the Company or an affiliate of the Company substantially in accordance with the operating and personnel policies and procedures of the Company or an affiliate of the Company generally applicable to all of their employees.
For purposes of our Severance Plan, "Change in Control" generally means (as further described in the Severance Plan): (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the "Outstanding Company Voting Securities", excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of

Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of our Severance Plan "Good Reason" generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any material change in the geographic location at which the named executive officer must perform his duties (for this purpose, the relocation of the named executive officer's principal office location more than 50 miles from its current location would be deemed material); or (iv) any material breach of the Severance Plan by the Company, in each case, subject to notice and cure provisions set forth in the Severance Plan.
Amended and Restated Severance and Change-In-Control Agreement Definitions. Our Amended and Restated Severance and Change-In-Control Agreement contains definitions for the terms "Cause," "Change in Control," and "Good Reason" which are substantially similar to those contained in "—Potential Payments Upon Termination or Change in Control—Severance Plan Definitions" above.
For purposes of the Amended and Restated Severance and Change-In-Control Agreement, "Disability" generally means the named executive officer’s inability, due to physical or mental injury or illness, to perform essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2021 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	1,710,582	$14.30	3,547,328
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	1,710,582	$14.30	3,547,328

(1)Of the 1,710,582 securities to be issued upon exercise of the outstanding options, warrants and rights, 767,336 are options with a weighted average exercise price of $14.30 and the remaining 943,246 are RSUs, RSAs and performance shares that do not have an exercise price.
(2)As of March 11, 2022, there were 2,289,159 securities to be issued upon exercise of outstanding options, warrants and rights, assuming target level performance is achieved for performance shares. Of this amount, 912,356 are options with a weighted average exercise price of $15.46 and a weighted average remaining life of 7.66 years. The remaining 1,376,803 are RSUs, RSAs and performance shares that do not have an exercise price.
(3)As of March 11, 2022, the aggregate number of common shares authorized and available for future issuance under the Amended and Restated 2020 Plan and Employee Stock Purchase Plan is 2,559,939. Between March 11, 2022 and May 4, 2022, we expect to grant approximately 10,000 common shares under the Amended and Restated 2020 Plan.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of our Chief Executive Officer (“CEO”).
For 2021, our last completed fiscal year:
•the annual total compensation of our CEO was $5,998,425;
•the annual total compensation of the employee identified as the median paid employee of our Company (other than the CEO) was $33,632; and

•the ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified at median was estimated to be 178 to 1.
The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table (See “Executive Compensation – 2021 Summary Compensation Table”). While the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth below constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.
Methodology to Identify Median Employee
•Date Used to Determine Employee Population and Identify Median. For purposes of identifying the median employee, we selected December 31, 2021 as the date for determining our employee population and identifying the median compensation employee (excluding the CEO).
•Pay Data Used. To identify the median employee, we derived compensation information from our payroll records for fiscal year 2021. We used a consistently applied compensation measure, which included total taxable income, or its equivalent. We then annualized compensation for employees hired during 2021.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee (the "Committee") of the Board of Directors (the "Board") of The Aaron's Company, Inc. (the "Company") is comprised of four non-employee directors. The Board has determined that each member of the Committee meets the independence and financial literacy requirements of the New York Stock Exchange ("NYSE") and the additional, heightened independence criteria that apply to members of the Committee under NYSE rules and rules promulgated by the Securities and Exchange Commission (the "SEC"). The Board has also determined that Mses. Bailey and Barrett and Messrs. Harris and Johnson are "audit committee financial experts," as defined by the SEC. See "Governance" for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP, which we refer to as "EY," the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website.

Regarding its oversight of the Company’s internal audit function, the Committee is responsible for reviewing the internal audit plan and staffing of the Company’s internal audit department for the upcoming fiscal year. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on a quarterly basis to discuss the progress and results of the internal audit and other matters.

The Committee also oversees the Company’s risk function, which includes oversight of management's establishment of an enterprise risk program to assess, monitor and manage the Company's risks.

In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company's risk profile and risks on which management has been devoting attention. In addition, the Committee conducts reviews with management designed to ensure that management has established proper procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding accounting or auditing matters.

Finally, the Committee reviews and discusses the quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including those under the heading "Management’s Discussion and Analysis and Financial Condition and Results of Operations" with management, the Company's internal auditors and EY. During fiscal year 2021, the Committee held eight meetings.

Management is responsible for:
•The presentation and integrity of the Company’s consolidated financial statements;
•Implementing accounting and financial reporting principles;
•Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act"));
•Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);
•Evaluating the effectiveness of disclosure controls and procedures;
•Evaluating the effectiveness of internal controls over financial reporting;
•Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and

•Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee is responsible for reviewing and discussing EY’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the relevant fiscal year.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 2020 and as the independent registered public accounting firm for Former Parent since 1991. Prior to retaining an independent registered public accounting firm, the Committee considers, among other things:

•Historical and recent performance on the Company’s audit, if applicable;
•Capability, expertise, and relevant industry knowledge;
•External information on audit quality and performance, such as reports from the Public Company Accounting Oversight Board ("PCAOB");
•Fees and related staffing for the Company's audit; and
•Independence and tenure as the Company’s auditor, if applicable, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and the auditor that help ensure such auditor’s independence.
For the upcoming fiscal year, the Committee will continue to meet with representatives of EY’s audit practice, including certain members of EY’s leadership.
Discussions with EY
The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In keeping with its responsibilities, the Committee discusses with EY the matters required to be discussed by SEC requirements and PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Committee received the written disclosures and the letter from EY by applicable PCAOB requirements regarding EY's communications with the Committee concerning independence and has discussed with EY their independence.
Audited Consolidated Financial Statements
The Committee has reviewed and discussed the Company's audited, consolidated financial statements for the fiscal year ended December 31, 2021 (the "2021 Financials") with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the 2021 Financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Pre-Approval of Services Performed by EY

The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by its independent registered public accounting firm. Fees for any permitted non-audit services provided by the independent registered public accounting firm that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

The Audit Committee

Kelly H. Barrett (Chair)
Laura N. Bailey
Hubert L. Harris, Jr.
Timothy A. Johnson

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2021 and December 31, 2020 (following the spin-off on November 30, 2020) and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,948,850	$2,095,685
Audit-Related Fees	—	10,817
Tax Fees(2)	485,582	849,447
All Other Fees	—	—
TOTAL	$2,434,432	$2,955,949
(1)Audit fees consisted of services related to the annual audit of our consolidated and combined financial statements for the year ended December 31, 2021, internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements, such as SEC filings, consents and debt covenant compliance letters.
(2)Includes fees for tax compliance, tax due diligence efforts, tax advice and tax planning services.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the "Pre-Approval Policy." Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of March 11, 2022, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers for 2021, and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock, Inc.	5,315,977	(3)	16.90%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	3,754,972	(4)	11.93%
100 Vanguard Boulevard
Malvern, PA 19355
Copeland Capital Management, LLC	2,021,203	(5)	6.40%
161 Washington St, Suite 1325
Conshohocken, PA 19428
Douglas A. Lindsay	576,749	(7)	1.81%
John W. Robinson III	298,704	(6)	*
Steve Olsen	106,856	(8)	*
C. Kelly Wall	82,305	(9)	*
Rachel G. George	34,009	(10)	*
Douglass Noe	10,453	(11)	*
Hubert L. Harris, Jr.	2,000	(12)	*
Kelly Barrett	5,000	(13)	*
Walter G. Ehmer	—	(14)	*
Laura N. Bailey	—	(15)	*
Marvonia P. Moore	1,963	(16)	*
Timothy A. Johnson	—	(15)	*
All executive officers and directors as a group (a total of 12 persons)	1,118,039	(17)	3.50%
* Less than 1%.
(1)Unless otherwise stated, the address for each beneficial owner is c/o The Aaron’s Company, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.
(2)Percentages for executive officers and directors are based on (i) 31,934,966 shares of common stock outstanding at March 11, 2022 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.
(3)As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc., which we refer to as "BlackRock," in which BlackRock reported that it has sole voting power with respect to 5,210,916 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,315,977 shares of our common stock.
(4)As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, which we refer to as "Vanguard," in which Vanguard reported that it has shared voting power with respect to 38,866 shares of our common stock, sole power to dispose of, or direct the disposition of, 3,693,858 shares of our common stock, and shared power to dispose of, or direct the disposition of, 61,114 shares of our common stock.
(5)As of December 31, 2021, based on information provided in a Schedule 13G filed with the SEC on January 26, 2022 by Copeland Capital Management, LLC, which we refer to as "Copeland," in which Copeland reported that it has sole voting power with respect to 1,553,899 shares of our common stock, shared voting power with respect to 257,352 shares of our common stock, and shared power to dispose of, or direct the disposition of, 2,021,203 shares of our common stock.
(6)Amounts represent 298,704 shares of common stock held by Mr. Robinson. Does not include 4,467 RSUs vesting on May 4, 2022. Upon vesting, the shares will not be issued until such date that Mr. Robinson ceases to serve as a director of the Company.
(7)Amounts represent (i) 97,191 shares of common stock held by Mr. Lindsay, (ii) 342,258 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 137,300 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 172,805 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 110,770 PSUs that remain subject to vesting conditions.
(8)Amounts represent (i) 20,050 shares of common stock held by Mr. Olsen, (ii) 46,301 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 40,505 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 46,394 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 38,873 PSUs that remain subject to vesting conditions.
(9)Amounts represent (i) 1,085 shares of common stock held by Mr. Wall's 401(k) plan, (ii) 15,355 shares of common stock held by Mr. Wall, (iii) 33,260 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable and (iv) 32,605 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 26,731 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 13,531 PSUs that remain subject to vesting conditions.

(10)Amounts represent (i) 3,949 shares of common stock held by Ms. George, (ii) 4,650 shares of common stock issuable upon the exercise of options under the Amended and Restated 2020 Plan that are currently exercisable and (iii) 25,410 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 20,940 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions or (ii) 9,506 PSUs that remain subject to vesting conditions..
(11)Amounts represent (i) 1,833 shares of common stock held by Mr. Noe, and (ii) 8,620 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting. Does not include (i) 2,568 PSUs that remain subject to vesting conditions.
(12)Amounts represent 2,000 shares of common stock held by Mr. Harris’ spouse. Does not include (i) 11,582 RSUs that have vested but will not be issued until such date that Mr. Harris ceases to serve as a director of the Company or (ii) 4,467 RSUs vesting on May 4, 2022 that contain similar settlement restrictions.
(13)Amounts represent 5,000 shares of common stock held by Ms. Barrett. Does not include (i) 2,512 RSUs that have vested but will not be issued until such date that Ms. Barrett ceases to serve as a director of the Company or (ii) 4,467 RSUs vesting on May 4, 2022 that contain similar settlement restrictions.
(14)Amount does not include (i) 7,360 RSUs that have vested but will not be issued until such date that Mr. Ehmer ceases to serve as a director of the Company or (ii) 4,467 RSUs vesting on May 4, 2022 that contain similar settlement restrictions.
(15)Amount does not include 2,427 RSUs vesting on May 8, 2022, or 4,467 RSUs vesting on May 4, 2022 per each of Ms. Bailey and Mr. Johnson that will not be issued until such date that each respective individual ceases to serve as a director of the Company.
(16)Amount represents 1,963 shares of common stock held by Ms. Moore. Does not include 2,427 RSUs vesting on May 8, 2022, and 4,467 RSUs vesting on May 4, 2022 that will not be issued until such date that Ms. Moore ceases to serve as a director of the Company.
(17)Amounts represent (i) 444,045 shares of common stock held directly by the respective individuals, (ii) 2,000 shares of common stock held indirectly by certain individuals as described above, (iii) 426,469 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that are currently exercisable, (iv) 244,440 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting and (v) 1,085 shares of common stock held in 401(k) plan accounts. Does not include (i) 266,870 shares of common stock issuable upon the exercise of options issued under the Amended and Restated 2020 Plan that remain subject to vesting conditions, (ii) 175,248 PSUs that remain subject to vesting conditions, (iii) 21,454 RSUs that have vested but will not be issued until such date that the respective individual ceases to serve as a director of the Company or (iv) 7,281 RSUs vesting on May 8, 2022 and 31,269 RSUs vesting on May 4, 2022 that contain similar settlement restrictions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.
In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in or with the Company; has certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receives improper gifts or favors from such businesses.
Related Party Transactions
    Since January 1, 2021, there were no reportable related party transactions, and there are currently no proposed transactions in excess of $120,000 in which the Company is to be a participant and in which any related party had or will have a direct or indirect material interest.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the Annual Meeting in person. Our Board of Directors has designated Douglas A. Lindsay, C. Kelly Wall and Rachel G. George to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 11, 2022, the "record date" for the Annual Meeting, including shares of restricted stock that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 31,934,966 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?
You are being asked to vote on the following proposals:
•Election of three Class II directors to hold office until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified.
•A non-binding, advisory resolution approving Aaron’s executive compensation.
•Ratification of the appointment of EY as Aaron’s independent registered public accounting firm for 2022.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting with respect to the election of any nominee, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote "FOR," "AGAINST," or "ABSTAIN" with respect to the proposal to appoint EY as Aaron’s independent registered public accounting firm for 2022. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2022 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•"FOR" the election of three Class II director nominees named in this Proxy Statement to serve for a term expiring at the 2024 Annual Meeting of Shareholders (Proposal 1).
•"FOR" approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).
•"FOR" the proposal to ratify the appointment of EY as our independent registered public accounting firm for 2022 (Proposal 3).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:
•Over the Internet at the website listed in our Notice and Access Letter.
•By telephone using the telephone number listed in our Notice and Access Letter.
•By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.
•By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 3, 2022 at 11:59 p.m., Eastern Time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted "FOR" proposals 1, 2 and 3 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a "shareholder of record" with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Shareholders Report and a proxy card to vote their shares of our common stock.

If your shares are held in "street name" through a broker, bank, or other nominee, then you are considered the "beneficial holder" of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2021 is considered a routine matter.
However, the election of directors and the non-binding, advisory resolution to approve our executive compensation are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:
•Vote again using the Internet or by telephone prior to the Annual Meeting.
•Sign another proxy card with a later date and return it to us prior to the Annual Meeting.
•Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.
What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See "Additional Information—Householding of Annual Meeting Materials" for more information.

How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the 2021 Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at aarons.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, Board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 11, 2022 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in "street name," and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a "legal" proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Innisfree to assist with the solicitation of proxies for a fee estimated to be up to $25,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2023 Annual Meeting of Shareholders

We currently anticipate that the 2023 Annual Meeting of Shareholders will be held on our around May 3, 2023. In accordance with the provision of Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2023 Annual Meeting of Shareholders by submitting their proposals in writing to our Board of Directors in a timely manner. For a shareholder proposal to be considered timely for inclusion in our proxy statement for our 2023 Annual Meeting of Shareholders, the shareholder proposal must be received at our principal executive offices no later than November 24, 2022. If we hold our 2023 Annual Meeting of Shareholders more than 30 days before or after May 4, 2023 (the one-year anniversary date of the 2022 Annual Meeting of Shareholders), the deadline by which shareholders proposals must be received will be a reasonable time before we begin to print and send proxy materials for the 2023 Annual Meeting of Shareholders. In addition, shareholders seeking to present proposals for inclusion in our proxy statement must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Other shareholder proposals not made pursuant to the provisions of Rule 14a-8 must be submitted in writing to our Board of Directors in compliance with the Company’s amended and restated bylaws between 90 to 120 days prior to the date of the 2023 Annual Meeting of Shareholders in order to be considered timely. As a result, if the 2023 Annual Meeting of Shareholders is held on May 3, 2023, such shareholder proposals must be submitted in writing to the Board no earlier than January 3, 2023, and no later than the close of business on February 2, 2023. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2023 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2023 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2023 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 4, 2023, and no later than the close of business on March 5, 2023. However, if we hold our 2023 Annual Meeting of Shareholders more than 30 days before or more than 70 days after May 4, 2023 (the one-year anniversary date of the 2022 Annual Meeting of Shareholders), the deadline by which shareholders must submit the nomination will be the tenth (10th) day following the day when the date of the 2023 Annual Meeting of Shareholders is first publicly announced by us. Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Compliance with Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under our amended and restated bylaws, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the Annual Meeting (for the 2023 Annual Meeting of Shareholders, no later than March 5, 2023). If the date of the 2023 Annual Meeting of Shareholders is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Shareholders and the 10th calendar day following the date on which public announcement of the date of the 2023 Annual Meeting of Shareholders is first made.
Householding of Annual Meeting Materials
As permitted by the SEC, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office by writing to the Corporate Secretary, The Aaron's Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, Innisfree.
Communicating with the Board of Directors
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
Corporate Governance Documents
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the "Corporate Governance" tab on the Investor Relations section of the Company’s website at https://investor.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, The Aaron’s Company, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Other Action at the Annual Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Rachel G. George
Executive Vice President, General Counsel,
Corporate Secretary, Chief Compliance Officer & Chief Corporate Affairs Officer
March 24, 2022

Appendix A

USE OF NON-GAAP FINANCIAL INFORMATION
We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted Pre-Tax Income, Adjusted EBITDA and Adjusted Return on Capital are supplemental measures of the Company's performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and are used to evaluate the performance of our management team. Adjusted Pre-Tax Income, Adjusted EBITDA and Adjusted Return on Capital provide the Compensation Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
The Adjusted EBITDA metrics discussed in this Proxy Statement are calculated as the Company's earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes restructuring charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separate publicly-traded company. The amounts for these non-GAAP adjustments can be found in the Adjusted EBITDA table below.

Adjusted EBITDA
(In Thousands)	Year Ended December 31, 2021
Net Earnings - GAAP	$109,934
Income Taxes	35,936
Earnings Before Income Taxes	$145,870
Interest Expense	1,460
Depreciation	64,159
Amortization	5,528
EBITDA	$217,017
Separation Costs	6,732
Restructuring Expenses, net	9,218
BrandsMart Acquisition Transaction Costs	1,181
Adjusted EBITDA	$234,148

Appendix A

The Adjusted Pre-Tax Income figures presented in this Proxy Statement have been adjusted to exclude franchisee-related amortization expense, restructuring charges and separation costs associated with the separation and distribution that resulted in our spin-off into a separately publicly-traded company. The amounts for these non-GAAP adjustments can be found in the Adjusted Pre-Tax Income table below.

Adjusted Pre-Tax Income
(In Thousands)	Year Ended December 31, 2021
Earnings Before Income Taxes - GAAP	$145,870
Franchisee-Related Amortization Expense	4,861
Separation Costs	6,732
Restructuring Expenses, net	9,218
BrandsMart Acquisition Transaction Costs	1,181
Adjusted Pre-Tax Income	$167,862
Adjusted Return on Capital is calculated as adjusted net operating profit after tax (which is defined as operating profit adjusted for certain non-recurring items as shown in the Adjusted Return on Capital table below) divided by average capital, as defined below.

Adjusted Return on Capital
(In Thousands)	Year Ended December 31, 2021
Operating Profit - GAAP	$145,749
Add: Franchisee-Related Amortization	4,861
Add: Separation Costs	6,732
Add: Restructuring Expenses	9,218
Add: BrandsMart Acquisition Transaction Costs	1,181
Adjusted Operating Profit Before Tax	167,741
Less: Income Taxes	(31,602)
Adjusted Operating Profit After Tax (a)	$136,139

Average Capital[1] (b)	$679,609
Adjusted Return on Capital (c) = (a)/(b)	20.0%
(1)     Average Capital is defined as the sum of the average net debt (debt less cash and cash equivalents) and the average total shareholders' equity for the period. Average total shareholders' equity has been adjusted by the tax-effected amounts of the adjustments identified in the table above.

The Aaron's Company, Inc.

THE AARON'S COMPANY, INC.
ATTN: STEPHANIE MIDDLETON
400 GALLERIA PARKWAY, SE
SUITE 300
ATLANTA, GA 30339

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2022 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 3, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65923-P65893

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE AARON'S COMPANY, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Three Class II Directors

Nominees:

	For	Against	Abstain
1a. Laura N. Bailey	☐	☐	☐
1b. Kelly H. Barrett	☐	☐	☐
1c. Douglas A. Lindsay	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D65924-P65893

THE AARON'S COMPANY, INC.
Annual Meeting of Shareholders
May 4, 2022 10:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Douglas A. Lindsay, C. Kelly Wall and Rachel G. George, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE AARON'S COMPANY, INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 4, 2022, at the law offices of Jones Day, located at 1221 Peachtree Street N.E., Suite 400, Atlanta, Georgia 30361, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors.

Participants in any retirement plan of the Company may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

Continued and to be signed on reverse side